                                                                  EXHIBIT  10.15





                                   AGREEMENT


                                    Between


                              NEW YORK UNIVERSITY

                                      and

                         CALYPTE BIOMEDICAL CORPORATION

                               License Agreement

080693                                                3573m

                                  NYU/CALYPTE
                               LICENSE AGREEMENT

                                   I N D E X

         Section   1.     Definitions                                        page  2

         Section   2.     Effective Date                                     page  4

         Section   3.     Title                                              page  4

         Section   4.     Patents and Patent Applications                    page  5

         Section   5.     Grant of License                                   page  7

         Section   6.     Payments for License                               page  8

         Section   7.     Method of Payment                                  page 13

         Section   B.     Development and Commercialization                  page 13

         Section   9.     NYU's "March-in" Rights and Obligations            page 14

         Section   10.    Defense of NYU Patent                              page 18

         Section   11.    Infringement of NYU Patent                         page 20

         Section   12.    Liability and Indemnification                      page 25

         Section   13.    Security for Indemnification                       page 26

         Section   14.    Expiry and Termination                             page 28

         Section   15.    NYU's and CORPORATION's Agreements
                          with respect to HORL                               page 29

         Section   16.    Representations and Warranties by CORPORATION      page 34

         Section   17.    Representations and Warranties by NYU              page 35

         Section   18.    No Assignment                                      page 36

         Section   19.    Use of Name                                        page 36

         Section   20.    Confidentiality                                    page 37

         Section   21.    Miscellaneous                                      page 38

         Appendix  I   -  NYU Patents and Patent Applications

         Appendix II   -  Correspondence and Documents  Concerning Abbott

         Appendix III  -  NYU-HORL Agreement and First Amendment

         080693

                                  NYU/CALYPTE

                               LICENSE AGREEMENT

         This Agreement, effective as of Aug 12th, (the "Effective Date"), is by and between:

         NEW YORK UNIVERSITY (hereinafter "NYU), a corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York 10012

                                      AND

         CALYPTE BIOMEDICAL CORPORATION (hereinafter "CORPORATION"), a corporation organized and existing under the laws of the State of California having its principal office at 1440 Fourth Street, Berkeley, California 94710.

                                    RECITALS

         WHEREAS, NYU is the owner of certain inventions relating to the detection of antibodies to human immunodeficiency virus (HIV) in urine, all as more particularly described in the NYU Patents (as hereinafter defined)-.

         WHEREAS, CORPORATION is engaged in the research, development, manufacture, sale, use and distribution of products for the detection of antibodies to HIV in urine; and

         WHEREAS, subject to the terms and conditions hereinafter set forth, NYU is willing to grant to CORPORATION and CORPORATION is willing to accept from NYU the License (as hereinafter defined).

         NOW, THEREFORE. in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1.       Definitions.

         Whenever used in this Agreement, the following terms shall have the following meanings:

         a. "Calendar Year" shall mean any consecutive period of twelve months commencing on the first day of January of any year.

         b. "Combination Product" shall mean a product containing Licensed Product(s) combined or bundled with other non-Licensed Product(s) in a single package.

         c. "Corporation Entity" shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, CORPORATION; control means the holding of fifty and one tenth percent (50.1%) or more of (i) the capital stock and/or (ii) the voting rights and/or OM the right to elect or appoint directors.

         d. "HORL" shall mean Home Office Reference Laboratory, Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal offices at 10310 West 84th Terrace, Lenexa, Kansas 66214, and shall include HORL Corporation Entities (as such term is defined in the NYU-HORL Agreement). The "NYU-HORL Agreement" shall mean the agreement between NYU and HORL dated November 15, 1989 and amended in April 1992 with respect to the practice of NYU Patents for use in testing for insurance purposes, a copy of which agreement and amendment, with financial terms redacted, is annexed hereto as Appendix III.

         e. "License" shall mean the exclusive worldwide license under the NYU Patents (as hereinafter defined) to make, have made, use, sell or otherwise distribute the Licensed Products (as hereinafter defined), during the term of this Agreement.

         f. "Licensed Product(s)" shall mean any product for the analysis of a human urine sample of an individual to assay HIV antibodies in urine covered by one or more Valid Claims (as hereinafter defined) of the NYU Patents.

         g. "Net Sales" shall mean the total amount received in connection with sales of the Licensed Products and/or performance of Tests and/or Confirmatory Tests (as hereinafter defined), after deduction of all the following to the extent applicable:

                 i) all trade, case and quantity credits, discounts, refunds or rebates;

                 ii)      allowances or credits for returns;

                 iii)     sales commissions; and

                 iv)      sales taxes (including value-added tax).

         h. "NYU Patents" shall mean U.S. patents and patent applications (including U.S. Patent No. 4,865,966, issued on September 12, 1989, and U.S. Patent No. 5,122,446, issued on June 16, 1992), and foreign counterpart patent applications and patents thereto; owned, assigned or assignable to NYU, and any reissues, renewals, divisions, continuations, continuationsin-part, substitutes, divisions-or extensions thereof, and pending applications therefor, including those identified in annexed Appendix I and forming an integral part hereof, which are related to the detection of antibodies to HIV in urine.

         i.      "NYU Scientist" shall mean Dr. Alvin Friedman-Kien of NYU.

         j. "Sublicensee shall mean any third party to whom a sublicense is granted by CORPORATION as described in Section 5.c. below..

         k. "Test" shall mean a test of a human urine sample to assay HIV antibodies and which is covered by one or more Valid Claims (as hereineafter defined) of the NYU Patents. "Confirmatory Test" shall mean a Test (as defined in this subsection) used to verify a result obtained by using a Licensed Product.

         l. "Valid Claim" shall mean a claim of an issued NYU Patent which has not expired, lapsed, become abandoned or dedicated to the public or been declared or rendered invalid or unenforceable by reason of reissue, reexamination, disclaimer or final judgment by a court of competent jurisdiction or administrative agency from which no appeal can be or is taken.

2.       Effective Date.

         This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until it expires or is terminated in accordance with its provisions.

3.       Title.

         Subject to the terms and conditions of this Agreement, it is hereby agreed that all right, title and interest, in and to the NYU Patents, vests solely in NYU.

4.       Patents and Patent Applications.

         a. CORPORATION shall, simultaneously with the signing of this Agreement pay NYU the sum of
                                  , being the amount of all costs and fees
                incurred by NYU up to the Effective Date in connection with the NYU Patents.

         b.     ALL applications and proceedings with respect to the NYU
                Patents after the Effective Date shall be prosecuted and maintained by NYU at the expense of CORPORATION. Against the submission of detailed quarterly invoices, CORPORATION shall reimburse NYU for all reasonable out of pocket costs and fees incurred by NYU during the term of this Agreement, in connection with the drafting, filing, maintenance, prosecution, and issuance of the NYU Patents. Such reimbursable costs and fees shall not include NYU overhead charges and/or internal costs. NYU shall not be entitled to reimbursement for patent filing, prosecution and maintenance expenses in excess of ten thousand dollars (U.S. $10,000) per year with respect to the NYU Patents unless NYU has obtained the prior written consent of CORPORATION to- such expenses. In the event CORPORATION refuses to consent to such expenditures on a particular patent or patent application, NYU shall be free to pursue patent protection with respect to that particular patent or application at NYU's expense and all rights to that patent or application shall revert to NYU and CORPORATION shall have no right to make, use, sell, manufacture or have manufactured products which are covered by a Valid Claim


Confidential portion has been omitted
and filed separately with the Commission
                 of such patent or application. However, CORPORATION's License under this Agreement shall continue with respect to all other NYU Patents.

         c. CORPORATION shall have the right to approve and comment on the strategy and prosecution of the NYU Patents. NYU shall not abandon any NYU Patents without first consulting with CORPORATION and obtaining CORPORATION's consent for such abandonment unless abandonment is in favor of a subsequent patent application claiming the subject matter of the proposed abandoned application and the patentability of the subject matter is not negatively affected. Both parties agree to cooperate with each other regarding the NYU Patents, and NYU agrees to use its best efforts to obtain and maintain the NYU Patents.

         d. Nothing herein contained shall be deemed to be a warranty by NYU that

                 i) NYU can or will be able to obtain any patent or patents on any patent application or applications in the NYU Patents or any portion thereof, or that any of the NYU Patents will afford adequate or commercially worthwhile protection, or

                 ii) that the manufacture, use, or sale of any Licensed Product will not infringe any patent(s) of a third party.

5.       Grant of License.

         a. Subject to the terms and conditions hereinafter set forth, NYU hereby grants to CORPORATION and CORPORATION hereby accepts from NYU the License as defined in Section l.e.

         b. The License granted to CORPORATION in Section 5.a. hereto shall remain in force, if not previously terminated under the terms of this Agreement, until the expiration date of the last to expire of the NYU Patents.

         c. CORPORATION shall be entitled to grant sublicenses under the License to a Corporation Entity or to other third parties. All sublicenses shall only be granted by CORPORATION under a written agreement, copies of which shall be provided by CORPORATION to NYU and HORL as soon as practicable after the signing thereof. Each sublicense granted by CORPORATION. hereunder shall be subject and subordinate to the terms and conditions of this Agreement and shall contain (inter-alia) the following provisions:

                 (1) the sublicense shall expire automatically on the termination of the License;

                 (2) the sublicense shall not be assignable, in whole or in part;

                 (3)      the Sublicensee shall not grant further sublicenses;

                 (4) the sublicense agreement shall include i) an obligation by the Sublicensee to obtain and maintain insurance and to provide evidence thereof to NYU and to indemnify NYU as described in Sections 12 and 13 of this Agreement and the sublicense agreement shall state that NYU is an intended third party beneficiary of such sublicense agreement for the purposes of enforcing such indemnification and insurance provisions, and ii) the text of Section 15.b. and 15.d. of this Agreement, applicable to Sublicensee, and shall state that HORL is an intended third party beneficiary of such sublicense agreement for the purpose of enforcing such provisions for so long as Section 15 is applicable to this Agreement.

                 (5) the breach by any Sublicensee of its obligations to CORPORATION shall not be deemed a breach by CORPORATION and such breach shall not, in any way, affect CORPORATION's rights and obligations under this Agreement. However, in the event of a material breach (including without limitation, a failure to pay royalties due) by a Sublicensee, CORPORATION shall promptly notify NYU of the breach and either promptly terminate the sublicense agreement or shall continue to be obligated for payment to NYU of all royalties due from the Sublicensee.

                 (6) the right of NYU to audit Sublicensee's records at its own expense.

6.       Payments for License.

         a. In consideration for the grant and during the term of the License, CORPORATION shall pay to NYU:

                 (1) on the Effective Date, a non-refundable, non-creditable (except as provided in Section ll.j.) license issue fee of
                                                             ; and

                 (2)      a royalty of      percent      of the Net Sales of
                          Licensed. Product(s) by CORPORATION, Corporation Entity and Sublicensees in any country in which the Licensed Product is covered by a Valid Claim(s); and

                 (3)      a royalty of      percent      of the Net Sales for
                          each Test and Confirmatory Test by CORPORATION, Corporation Entity, and Sublicensees in any country in which the Test or Confirmatory Test is covered by a Valid Claim; and

                 (4)      a royalty of                  percent          of Net
                          Sales of Licensed Products by CORPORATION,
                          Corporation Entity or Sublicensees in any country in which an NYU Patent has not issued if such Licensed Product was manufactured in a country in which the Licensed Product is covered by a Valid Claim(s).

                 (5) If more than one of the royalty rates should be applicable to any transaction or to any Licensed Product, only a single royalty shall be due and that royalty shall be computed at the highest applicable rate. No royalties shall be due upon sales of Licensed Products to and between Corporation Entities or Sublicensee(s) for further sale; provided, however, that royalties with respect to such sales shall be payable upon a sale of such Licensed Products to any person or entity that is not either a 'Corporation Entity or a Sublicensee.

                 (6) If Licensed Product is sold as a Combination Product, then the Net Sales attributable to such Licensed Product shall be based upon the ratio of the list price for the Licensed Product to the combined list prices of the Licensed Product and the other non-Licensed Product(s); provided that where there is no list price for a component of the Combination Product. the parties agree to negotiate the appropriate ratio in good faith. If CORPORATION desires to sell a Combination Product for which there is no list price for components, CORPORATION shall notify NYU and commence such .negotiations in good faith. In such case, CORPORATION shall have no right to sell such Combination Product-until and unless NYU and CORPORATION shall have concluded a written agreement with respect to the ratio of royalties to be paid by CORPORATION with respect to such Combination Product(s).

         b. For the purpose of computing the royalties due to NYU hereunder, the year shall be divided into four quarters ending on March 31, June 30, September 30 and December 31'. Not later than sixty (60) days after the end of each quarter in each Calendar Year during the term of the License, CORPORATION shall submit to NYU a full and detailed report of payments due NYU under the terms of this Agreement for the preceding quarter year (hereinafter "the Quarterly Report"), setting forth the Net Sales and all royalties or other consideration upon which such payments are computed and including at least

                 i)       total sales of Licensed Products;

                 ii) the deductions permitted under subsection 1.g. to arrive at Net Sales of Licensed Products;

                 iii) total amount received with respect to Tests and Confirmatory Tests;

                 iv) the deductions permitted under subsection 1.g. to arrive at Net Sales of Tests and Confirmatory Tests; and

                 v) the royalty computations on Licensed Products, Tests and Confirmatory Tests.

                 The Quarterly Report shall separately state the total Net Sales, Tests and Confirmatory Tests of CORPORATION. Corporation Entity and Sublicensees with respect to Net Sales, Tests and Confirmatory Tests to persons or entities engaged in testing for insurance purposes.
                 If no royalties or other payments are due, a statement shall be sent to NYU stating such fact. Payment of the full amount of any royalties or other payments due to NYU for the preceding quarter year shall accompany each Quarterly Report. CORPORATION shall keep for a period of at least three (3) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NYU from CORPORATION pursuant to the terms of this Agreement.

                 As part of CORPORATION's normal annual audit or a special audit if sooner, the payments and Quarterly Reports will be verified for accuracy. In the event a correction needs to be made regarding the payment and/or Report, CORPORATION will make the ap propriate payment and send NYU a new Report within sixty (60) days.

         c. On reasonable notice and during regular business hours, NYU or the authorized representative of NYU shall each have the right to inspect the books of accounts, records and other relevant documentation of CORPORATION or of Corporation Entity and of Sublicensees insofar as they relate to the production, marketing and sale of the Licensed Products or Tests, in order to ascertain or verify the amount of royalties and other payments due to NYU hereunder, and the accuracy of the information provided to NYU in the aforementioned reports. This inspection shall be at NYU's expense, provided, however, that all information received as a result of the inspection shall be maintained in confidence by NYU and its representatives; provided, however, that NYU shall have the right to use such information to enforce the terms of this Agreement. NYU's right to inspect must be exercised within three (3) years of NYU's receipt of the Report which NYU desires to verify. In the event an audit conducted by NYU demonstrates amounts due to NYU in excess of ten percent (10%) of the total amount paid to NYU with respect to any Calendar Year, CORPORATION shall reimburse NYU for the expenses of NYU's audit.

         d. Beginning on January 1. 1994 and continuing thereafter until this Agreement shall terminate or expire, CORPORATION agrees that if the total amounts paid to NYU under subsection 6.a. hereof do not amount to in the 1994 Calendar Year,
                                                   in the 1995 Calendar Year,
                                                              in the 1996
                 Calendar Year and
                           in the 1997 Calendar Year and each Calendar Year
                 thereafter, CORPORATION will pay to NYU within ninety (90) days after the end of each such Calendar Year, as additional royalty, the difference between the amount of the total royalties paid to NYU by CORPORATION in such Calendar Year and the amount stated herein with respect to such Calendar Year (hereinafter Minimum Annual Royalty), failing which NYU shall have the right, upon written notice to CORPORATION, to convert the License to a non-exclusive license, having the same royalty rates as in Section 6.a. In the event the License has been converted to a non-exclusive license, CORPORATION shall no longer be obligated to pay the Minimum Annual Royalty of this subsection.

7.       Method of Payment.

         Royalties and any other payments due to NYU hereunder shall be paid to NYU in United States dollars. Any such royalties on or other payments relating to transactions in a foreign currency shall be

Confidential portion has been omitted
and filed separately with the Commission converted into United States dollars based on the conversion rate for the particular currency as listed in the Wall Street Journal on the last business day of the quarter for which such royalty or other payment is due. If restrictions on the transfer of currency exist in any country such as to prevent CORPORATION from making payments in the United States or in U.S. dollars, CORPORATION shall make payments due in such country in local currency and/or deposit such payments in a local bank designated by NYU.

8.       Development and Commercialization.

         a. CORPORATION agrees that it is developing at least one Licensed Product(s), and will pursue reasonable activities necessary in order to attempt to obtain the approval of the Food and Drug Administration (FDA) or other appropriate authority, for the production, use and sale of the Licensed Product(s) by CORPORATION or its Corporate Entity.

         b. CORPORATION undertakes to begin the regular commercial production, use and sale of the Licensed Products in good faith and as soon as practicable, subject to FDA or other governmental agency license or approval.

9.       NYU's "March-in" Rights and Obligations.

         a. During the period commencing upon the Effective Date and continuing for forty (40) months thereafter. CORPORATION shall have no obligation to grant sublicenses under the License. Following such initial 40-month period, CORPORATION undertakes to negotiate and grant a sublicense under the License to any interested party and in the event CORPORATION has not granted a sublicense to said interested party after a six-month period of, good faith negotiations with such party, NYU shall have "march-in" rights to grant a non-exclusive license in and to the NYU Patents directly to such third party. In the event NYU grants a non-exclusive license with the interested party which contains terms more favorable than those under Section 6.a.(2) (4) of this Agreement, NYU agrees that this Agreement shall be deemed appropriately amended to provide such terms to CORPORATION and its Sublicensees, effective immediately upon execution of the non-exclusive license. Therefore, CORPORATION and its Sublicensees shall have most favored licensee status.

         b. In the event NYU grants a non-exclusive license pursuant to this Section 9, NYU shall provide CORPORATION with a copy of the license agreement and pay to CORPORATION of any monetary consideration
                 (including royalties on Net Sales) received by NYU under the terms of, or as a consideration for the grant of, a non-exclusive license of any rights in and to the NYU Patents. Such non-exclusive license shall be in writing, shall not be assignable in whole or in part and shall not include the right to grant sublicenses under the non-exclusive license. Such non-exclusive license shall contain terms substantially identical to Section 15 of this Agreement, for so long as


Confidential portion has been omitted
and filed separately with the Commission

                 Section 15 is applicable to this Agreement. A breach by the non-exclusive licensee of its obligations shall not be deemed a breach by NYU and such breach shall not, in any way, affect NYU's rights and obligations under this Agreement. However, in the event the non-exclusive licensee fails to pay royalties due to NYU, and in which CORPORATION shares pursuant to this Section, NYU shall notify CORPORATION and if requested by CORPORATION, NYU shall promptly terminate the non-exclusive license agreement. In the event the non-exclusive licensee grants sublicenses in breach of the non-exclusive license with NYU and CORPORATION demonstrates conclusively to NYU that such sublicensing has occurred, NYU shall promptly terminate the nonexclusive license agreement.

         c. For the purpose of computing the payments due to CORPORATION under this Section 9, the year shall be divided into four quarters ending on March 31, June 30, September 30 and December 31. Not later than sixty (60) days after the end of each quarter in each Calendar Year during the term of the non-exclusive license, NYU shall submit to CORPORATION a full and detailed report of payments due CORPORATION under the terms of the non-exclusive license for the preceding quarter year, setting forth the payments due to CORPORATION, setting forth the net sales and/or lump sum payments and all other royalties or consideration upon which such payments are computed and including at least the total sales of product, the deductions permitted to arrive at the net sales and the royalty computations.

                 If no royalties or other payments are due, a statement shall be sent to CORPORATION stating such fact. Payment of the full amount due to CORPORATION for the preceding quarter year shall accompany each report. NYU shall keep for a period of at least three (3) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to CORPORATION from NYU pursuant to the terms of this Agreement. As part of NYU's normal annual audit, the payments and reports will be verified for accuracy. In the event a correction needs to be made regarding the payment and/or report, NYU will make the appropriate payment and send CORPORATION a new report within sixty (60) days.

         d. On reasonable notice and during regular business hours, CORPORATION or the authorized representative of CORPORATION shall each have the right to inspect the books of accounts, records and other relevant documentation of NYU insofar as they relate to revenues from the non-exclusive license, in order to ascertain or verify the amount of royalties and other payments due to CORPORATION hereunder, and the accuracy-of the information provided to CORPORATION in the aforementioned reports. This inspection shall be at CORPORATION's expense, provided, however, that all information received as a result of the inspection shall be maintained in confidence by CORPORATION and its representatives; provided, however that CORPORATION shall have the right to use such information to enforce the terms of this Agreement. CORPORATION's right to inspect must be exercised within three (3) years of CORPORATION's receipt of the report which CORPORATION desires to verify. In the event an audit conducted by CORPORATION demonstrates amounts due to CORPORATION in excess of five percent (5%) of the total amount paid to CORPORATION with respect to any Calendar Year, NYU shall reimburse CORPORATION for the expenses of CORPORATION'S audit.

         e. Payments due to CORPORATION shall be paid to CORPORATION in United States dollars. Any payments relating to transactions in a foreign currency shall be converted into United States dollars based on the conversion rate for the particular currency as listed in the Wall Street Journal on the last business day of the quarter for which payment is due. If restrictions on the transfer of currency exist in any country such as to prevent NYU from making payments in the United States or in U.S. dollars, NYU shall make payments due in such country in local currency and/or deposit such payments in a local bank designated by CORPORATION.

10.      Defense of NYU Patent.

         a. NYU has disclosed to CORPORATION that Abbott Laboratories, Inc. (hereinafter "Abbott") has asserted a claim of ownership rights with respect to the NYU Patents as contained in correspondence and documents in Appendix II annexed hereto and made an integral part of this Agreement. Throughout the term of this Agreement,

                 NYU shall notify CORPORATION in writing within ten (10) business days every time NYU and/or the NYU Scientist is contacted by or contacts (orally or in writing) Abbott regarding the claim of ownership rights with respect to the NYU Patent(s). NYU also shall provide copies to CORPORATION of any correspondence it or the NYU Scientist receives or has received from Abbott, or sends or has sent to Abbott in this regard within ten (10) business days of receiving or sending.

         b. Upon the Effective Date, CORPORATION shall pay to NYU the sum of to be held by NYU in a special interest-bearing
                 account and expended only for out-of-pocket legal defense fees and costs in the event that a third party asserts a claim with respect to the ownership and/or validity of the NYU Patents ("the Legal Defense Fund"). NYU shall not expend the Legal Defense Fund (including the accumulated interest) for any purpose except for reasonable out-of-pocket legal defense fees and costs for six (6) years after the first sale of Licensed Product or after the initiation of a lawsuit by the third party, provided such lawsuit is initiated during such six-year period, whichever is later. In the event that the Legal Defense Fund is not expended during such period, the Legal Defense Fund shall be the property of NYU without restriction; however, any accumulated interest will be the property of CORPORATION without restriction. In the event the Legal Defense Fund (including the accumulated interest) is exhausted, NYU shall have no further obligation to CORPORATION

Confidential portion has been omitted
and filed separately with the Commission
                 with respect to defense against such ownership and/or validity of lawsuit except as provided under Section 11. NYU shall not settle such ownership and/or validity lawsuit without providing CORPORATION with written notice at least thirty (30) days in advance-of the settlement. In the event NYU decides to settle such lawsuit, it shall not assign its entire ownership rights of NYU Patents to a third party as part of the settlement without CORPORATION's prior written approval.

         c. Any expenses incurred by CORPORATION or NYU in conjunction with the prosecution of any suit or the settlement thereof relating to a third party assertion of a claim with respect to the ownership and/or validity of the NYU Patents shall be first paid for from the Legal Defense Fund (including the accumulated interest), provided such lawsuit is initiated during the six (6) year period described in Section 10.b.

11.      Infringement of NYU Patent.

         a. In the event a party to this Agreement acquires information that a third party is infringing one or more of the NYU Patents, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.

         b. In the event of an infringement of an NYU Patent, CORPORATION shall have an exclusive right (but not the obligation) to bring suit against the infringer for a period of six (6) months after acquiring information that a third party is infringing; provided, however, that CORPORATION shall not have the right to bring suit against HORL or a HORL Corporation Entity or any third party which has been granted immunity from claims of infringement of the NYU Patents for the sole purpose of providing Test kits exclusively for HORL or for HORL Corporation Entities during the term of the NYU-HORL Agreement. (This protection against an infringement action shall not apply if the third party, which has been granted immunity, itself sells Test kits or provides Test kits to any entity other than to HORL and HORL Corporation Entities.) Should CORPORATION elect to bring suit against an infringer and NYU is joined as a party plaintiff in any such suit, NYU shall have the right to approve the counsel selected by CORPORATION to represent CORPORATION and NYU, which approval shall not be unreasonably withheld. The expenses of such suit or suits that CORPORATION elects to bring, including any reasonable out-of-pocket expenses of NYU incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by CORPORATION and CORPORATION shall hold NYU free, clear r and harmless from and against any and all costs of such litigation, including attorneys' fees.

         c. In the event CORPORATION exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including attorneys' fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, CORPORATION shall promptly pay to NYU an amount equal to five percent (5%) of such remainder and CORPORATION shall be entitled to receive and retain the balance of the remainder of such recovery.

         d. In the event CORPORATION does not bring suit by the end of the six (6) month period described in b. above, NYU shall have the right (but not the obligation) to bring suit, after written notice to CORPORATION of its intention. If CORPORATION is joined as a party plaintiff in any such suit, CORPORATION shall have the right to approve the counsel selected by NYU to represent NYU and CORPORATION, which approval shall not be unreasonably withheld. The expenses of such suit or suits that NYU elects to bring, including any reasonable out-of-pocket expenses of CORPORATION incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by NYU and NYU shall hold CORPORATION free, clear and harmless from and against any and all costs of such litigation, including attorneys' fees.

         e. In the event NYU exercises-the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including attorneys' fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, NYU shall pay CORPORATION an amount equal to five percent (5%) of such remainder and NYU shall be entitled to receive and retain the balance of the remainder of such recovery.

         f. CORPORATION shall not have the right to grant cross-license(s) to a third party in settlement of any infringement action, except with the consent of NYU, and provided that the following conditions are satisfied:

                 1) NYU is consulted beforehand and is reasonably satisfied that the third party has a legal position or right which does, or could, limit CORPORATION's ability to market or to make, have made, sell or distribute Licensed Products;

                 2) The rights received by CORPORATION under such agreement cover only Licensed Products and are not directed to other products;

                 3) NYU incurs no financial or legal liabilities under such agreement, and the terms of such agreement would not cause NYU to be subject to a claim of breach under the NYU-HORL Agreement; and

                 4) NYU shall receive royalties in accordance with the provisions of Section 6.a. with respect to Licensed Products, Tests and Confirmatory Tests by such crosslicensee.

         g. In any suit with respect to the NYU Patents, the parties shall cooperate fully, and upon the request and at the expense of the party bringing suit, the other party shall make available to the party bringing suit all records, papers, information, samples, specimens, individuals and the like which may be relevant.

         h. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit for infringement of the NYU Patents instituted by the other party to this Agreement under the terms hereof.

         i. In the event a court of competent jurisdiction determines in a final judgment from which no further appeal can or has been taken that a claim of one or more NYU Patents is invalid or unenforceable, no further payment with respect to Licensed Products covered by said NYU Patent(s) shall be due or owing hereunder and CORPORATION and HORL shall have a paid-up license as to the affected NYU Patent(s).

         j. In the event a court of competent jurisdiction determines in a final judgment from which no further appeal can or has been taken that NYU co-owns one or more NYU Patents with a third party, or if there is a settlement approved by NYU to such effect, this Agreement and the License granted hereunder shall remain in effect; however, CORPORATION shall be credited in
                 the amount of                                           with
                 respect to future royalties as of the date of such final court determination or settlement and shall be immediately relieved from CORPORATION's obligation to pay NYU Minimum Annual Royalties.

Confidential portion has been omitted
and filed separately with the Commission

         k. In the event a court of competent jurisdiction determines in a final judgement that NYU does not own one or more NYU Patents, or if there is a settlement approved by NYU to such effect, no further payment with respect to Licensed Products covered by said patent(s) shall be due or owing hereunder.

12.       Liability and Indemnification.

         a. CORPORATION shall indemnify, defend and hold harmless NYU and its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by CORPORATION or by a Sublicensee, Corporation Entity or agent of CORPORATION of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement.

         b. CORPORATION's indemnification obligation under this Section 12 shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities or willful misconduct of any such Indemnitee.

         c. CORPORATION agrees, at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.

13.       Security for Indemnification.

         a. At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION or by a Corporation Entity, Sublicensee or agent of CORPORATION, CORPORATION shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than five million dollars (U.S. $5,000,000.00) per incident and five million dollars (U.S. $5,000,000.00) annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and
                 (ii) broad form contractual liability coverage for CORPORATION's indemnification under Section 12 of this Agreement. If CORPORATION elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of two hundred fifty thousand dollars (U.S. $250,000) annual aggregate) such self-insurance program must be approved by NYU, which approval shall not be unreasonably withheld. The minimum amounts of insurance coverage required under this Section 13 shall not be construed to create a limit of CORPORATION's liability with respect to its indemnification under Section 12 of this Agreement.

         b. CORPORATION shall provide NYU with written evidence of such insurance upon request of NYU. CORPORATION shall provide NYU with written notice at least ninety (90) days prior to the cancellation, non-renewal or material change in such insurance, where possible, or ten (10) business days after CORPORATION receives notice of such from the insurance company; if CORPORATION does not obtain replacement insurance providing comparable coverage within ninety (90) days of notification, NYU shall have the right to terminate this Agreement according to the provisions of this Agreement.

         c. CORPORATION shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION, Corporation Entity, a Sublicensee or agent of CORPORATION and (ii) a reasonable period after the period referred to in c(i) above which in no event shall be less than seven (7) years after the term of this Agreement.

14.      Expiry and Termination.

         a. Unless earlier terminated pursuant to this Section 14 hereof, this Agreement shall expire on the expiration of the period of the License as set forth in Section 5.b. above.

         b. At any time prior to expiration of this Agreement, either party may terminate this Agreement forthwith for cause, as "cause" is described below, by giving written notice to the other party. Cause for termination by one party of this Agreement shall be deemed to exist if the other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within ninety (90) days or, in the case of failure to pay any amounts due hereunder, thirty
                 (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either NYU or CORPORATION or Corporation Entity discontinues its business.

         c. Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of one percent (1%) per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

         d. CORPORATION may terminate this Agreement without cause upon thirty (30) days' written notice to NYU. CORPORATION may, after the effective date of such termination, sell some or all Licensed Products CORPORATION has in inventory at the date of termination, provided it pays royalty thereon under
                 Section 6.a. of this Agreement.

         e. Upon termination of this Agreement for any reason and prior to expiration as set forth in Section 14.a. hereof, all rights in and to the NYU Patents shall revert to NYU, and CORPORATION shall not be entitled to make any further use whatsoever of the NYU Patents.

         f. Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination. In the event of termination during a Calendar Year for which Minimum Annual Royalties would be due to NYU pursuant to Section 6.d., CORPORATION shall pay such Minimum Annual Royalties on a pro rata basis for such year.

         g. Sections 3, 10, 12, 13, 14, 19 and 20 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

15.       NYU's and CORPORATION's Agreements with respect to HORL.

         a. The provisions of this Agreement are subject to the provisions of the NYU-HORL Agreement, as defined in Section l.d. hereof. The provisions of this Section 15 shall be in effect until such time as the NYU-HORL Agreement expires or is terminated. During the time the NYU-HORL Agreement is in effect, NYU agrees to provide to CORPORATION with any further revisions or amendments (with financial terms redacted) to the NYU-HORL Agreement within ten (10) business days of their execution and to provide to CORPORATION any information regarding the NYU-HORL Agreement or relationship which alters or affects CORPORATION's or NYU's obligations under the present NYU-CORPORATION Agreement also within ten (10) business days of NYU's knowledge of the information. If a revision or amendment to the NYU-HORL Agreement would alter or affect CORPORATION's or NYU's obligation under this Agreement, then CORPORATION must provide its prior written consent to such revision or amendment which consent shall not be unreasonably withheld.

         b. CORPORATION, Corporation Entity and Sublicensees shall offer to HORL Licensed Products to perform Tests on terms no less favorable than said Licensed Products are supplied to any other person or entity performing testing for insurance purposes; provided, however, HORL shall not be obligated to purchase said Licensed Products from CORPORATION, Corporation Entity or Sublicensee but shall be free to purchase said Licensed Products from a third party.

         c. NYU shall have the right to provide to HORL copies of Quarterly and Annual Reports and other information which may be obtained by NYU pursuant to Section 6.b-d., provided that HORL has agreed in writing to maintain such Reports and information in confidence and not to disclose them to any third party except for the purposes of enforcing HORL's rights pursuant to the NYU-HORL Agreement, this Agreement, or both.

         d. So long as the NYU-HORL Agreement is in effect, CORPORATION, Corporation Entity and Sublicensees shall not bring any suit for infringement of the NYU Patents against HORL or against a third party which has been granted immunity from claims of infringement of the NYU Patents for the sole purpose of providing Test kits exclusively for HORL and HORL Corporation Entities pursuant to Section 5.c. of the NYU-HORL Agreement. CORPORATION, Corporation Entity and Sublicensees shall be permitted to bring suit for infringement of the NYU Patents against a third party which has been granted immunity if the third party sells Test kits or provides Test kits to any entity other than to HORL or HORL Corporation Entities.

         e. In the event HORL purchases Test kits from a third party to which immunity from claims of infringement of the NYU Patents is granted pursuant to Section 5.c. of the NYU-HORL Agreement, NYU shall pay CORPORATION of any royalties and payments received by NYU pursuant
                to Section 6.a. (2) of the NYU-HORL Agreement with respect to Tests performed using such Test kits. NYU shall provide CORPORATION with the HORL Agreement payment schedule. The immunity contract to the third party shall not grant further immunity to other parties. A breach by the third party of its obligations shall not be deemed a breach by NYU of this Agreement and such breach shall not, in any way, affect NYU's rights and obligations under this Agreement. However,

Confidential portion has been omitted and filed separately with the Commission in the event that such third party sells Test kits to any party except HORL and/or HORL Corporation Entities in commercial quantities and CORPORATION demonstrates conclusively to NYU that such sales have occurred, NYU shall notify such third party that it is in breach of the Immunity and shall demand cure, failing which, NYU shall promptly terminate the immunity contract.

         f. For the purpose of computing the payments due to CORPORATION under this Section 15, the year shall be divided into four quarters ending on March 31, June 30, September 30 and December
                 31. Not later than sixty (60) days after the end of each quarter in each Calendar Year during the term of the third party immunity contract, NYU shall submit to CORPORATION a full and detailed report of payments due CORPORATION under the terms of the contract for the preceding quarter year, setting forth the payments due to CORPORATION, setting forth the net sales and/or lump sum payments and all other royalties or consideration upon which such payments are computed and including at least the total sales of product, the deductions permitted to arrive at the net sales and the royalty computations.

         g. If no royalty or other payments are due, a statement shall be sent to CORPORATION stating such fact. Payment of the full amount due to CORPORATION for the preceding quarter year shall accompany each report. NYU shall keep for a period of at least three (3) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amount due to CORPORATION from NYU pursuant to the terms of this Agreement. As part of NYU's normal annual audit, the payments and reports will be verified for accuracy. In the event a correction needs to be made regarding the payment and/or report, NYU will make the appropriate payment and send CORPORATION a new Report within sixty (60) days.

         h. On reasonable notice an during regular business hours, CORPORATION or the authorized representative of CORPORATION shall each have the right to inspect the books of accounts, records and other relevant documentation of NYU insofar as they relate to revenues from the third party immunity contract, in order to ascertain or verify the amount of royalties and other payments due to CORPORATION hereunder, and the accuracy of the information provided to CORPORATION in the aforementioned reports. This inspection shall be at CORPORATION's expense, provided, however, that all information received as a result of the inspection shall be maintained in confidence by CORPORATION and its representatives; provided, however that CORPORATION shall have the right to use such information to enforce the terms of this Agreement. CORPORATION's right to inspect must be exercised within three (3) years of CORPORATION's receipt of the report which CORPORATION desires to verify. In the event an audit conducted by CORPORATION demonstrates amounts due to CORPORATION in excess of ten percent (10%) of the total amount paid to CORPORATION with respect to any Calendar Year, NYU shall reimburse CORPORATION for the expenses of CORPORATION's audit.

                 Payments due to CORPORATION shall be paid to CORPORATION in United States dollars. Any payments relating to transactions in a foreign currency shall be converted into United States dollars based on the conversion rate for the particular currency as listed in the Wall Street Journal on the last business day of the quarter for which payment is due. If restrictions on the- transfer of currency exist in any country such as to prevent NYU from making payments in the United States or in U.S. dollars, NYU shall make payments due in such country in local currency and/or deposit such payments in a local bank designated by CORPORATION.

         i. CORPORATION shall not perform Tests for insurance screening purposes except that CORPORATION and/or Corporation Entity may perform Confirmatory Tests.

         j. HORL is an intended third party beneficiary of this Agreement for the purpose of enforcing this Section 15.

16.      Representations and Warranties by CORPORATION.

         CORPORATION hereby represents and warrants to NYU as follows:

         (1) CORPORATION is a corporation duly organized, validly-existing and in good standing under the laws of the State of California. CORPORATION has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of CORPORATION.

         (2) There is no pending or, to CORPORATION's knowledge, threatened litigation involving CORPORATION which would have any effect on this Agreement or on CORPORATION's ability to perform its obligations hereunder; and

         (3) There is no indenture, contract, or agreement to which CORPORATION is a party or by which CORPORATION is bound which prohibits or would prohibit the execution and delivery by CORPORATION of this Agreement or the performance or observance by CORPORATION of any term or condition of this Agreement.

17.      Representations and Warranties by HYU.

         NYU hereby represents and warrants to CORPORATION as follows:

         (1) NYU is a corporation duly organized,, validly existing and in good standing under the laws of the State of New York. NYU has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of NYU;

         (2) There is no pending or, to NYU's knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on NYU's ability to perform its obligations hereunder;

         (3) There is no indenture, contract, or agreement to which NYU and/or the NYU Scientist is a party or by which NYU and the NYU Scientist is bound which prohibits or would prohibit the execution and delivery by NYU of this Agreement or the performance or observance by NYU of any term or condition of this Agreement; and

         (4) Subject to the claim of ownership rights by Abbott as set forth in Section 10.a. hereof and subject to the rights of HORL as set forth in Section 15. hereof, NYU is the owner of the entire right, title, and interest in and to NYU Patents and has the sole right to grant licenses under such NYU Patents; and NYU has not granted licenses thereunder to any other person or entity except as set forth in Section 15 of this Agreement.

18.      No Assignment.

         Neither CORPORATION nor NYU shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment, which consent shall not be unreasonably withheld. However, CORPORATION shall have the right to assign, delegate or transfer at any time, in whole or in part, any or all of the rights, duties and interest herein granted to a Corporation Entity provided written notice is given promptly to NYU and Corporation Entity undertakes in writing to perform all the obligations of CORPORATION pursuant to this Agreement.

19.      Use of Name.

         Without the prior written consent of the other party which consent shall not be unreasonably withheld in accordance with the business practices and policies of the party whose consent is sought, neither CORPORATION nor NYU shall use the name of the other party or any adaptation thereof or of any staff member, employee or student of the other party, including without limitation, in any product labeling, advertising or sales literature. However, in the event that disclosure is in connection with any public or private offering, is in connection with a lawsuit settlement involving NYU and/or Joint Inventions, is in conjunction with any application for regulatory approval, or is required by law, either party can make factual statements concerning this Agreement or file copies of this Agreement so long as the other party has an opportunity to review and comment on the statements. The comment period shall be ten (10) working days from the receipt of the statements unless the parties agree to an extension. Except as provided herein, neither NYU nor CORPORATION will issue public announcements about this Agreement.

20.      Confidentiality.

         Except to the extent expressly authorized in this Agreement, the parties agree that, for the term of this Agreement plus six (6) years thereafter, the receiving party of written information marked confidential by the providing party, shall keep it confidential and shall not publish, use, or otherwise disclose it except to the extent the receiving party can establish that such information:

         1. was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the providing party;

         2. was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

         3. became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

         4. was subsequently lawfully disclosed to the receiving party by a third party.

         Each party may disclose the other's information to the extent such disclosure is reasonably necessary in prosecuting or defending patents and litigation, complying with applicable governmental regulations and laws, conducting clinical trials, or negotiating with potential sublicensees.

21.      Miscellaneous.

         a. In carrying out this Agreement the parties shall comply with all applicable local, state and federal laws and regulations.

         b. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

         c. This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the State of New York.

         d. Any dispute arising under this Agreement shall be resolved in an action in the courts of New York State or the federal courts located in New York State, and the parties hereby consent to personal jurisdiction of such courts in any such action.

         e. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

                 To NYU:   New York University Medical Center
                           550 First Avenue
                           New York, NY 10016

                           Attention: Isaac T. Kohlberg Vice President for
                                      Industrial Liaison

                                                   and

                           Office of Legal Counsel
                           New York University
                           Bobst Library
                           70 Washington Square South
                           New York, NY 10012

                           Attention: Annette B. Johnson, Esq.
                                      Associate General Counsel


To CORPORATION:            Calypte Biomedical Corporation
                           1440 Fourth Street
                           Berkeley, California    94710

                           Attention: David J. Robison, Ph.D. President and
                                      Chief Executive Officer

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                 registered or certified mail, whichever is earlier.

         f.      This Agreement (and the annexed Appendices) constitute the
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         g.      No waiver by either party of any non-performance or violation
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         h.      The descriptive headings contained in this Agreement are
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                                     - 40 -

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.


                                      NEW YORK UNIVERSITY

                                      By:
                                         --------------------------------
                                            Isaac T. Kohlberg

                                                  Vice President for
                                      Title:      Industrial Liaison
                                             -----------------------------

                                      Date:
                                           -------------------------------


                                            CALYPTE BIOMEDICAL CORPORATION


                                      By:
                                          -------------------------------
                                      Title:
                                            -----------------------------
                                      Date:
                                            -----------------------------



3573/169m                                - 41 -

                                                                      APPENDIX I





                                  U.S. PATENTS

Method for Detecting Antibodies to Human Immunodeficiency Virus      Patent No: 4,865,966
                                                                     Granted: 9/12/89

Method for Detecting Antibodies to Human Immunodeficiency Virus      Patent No: 5,122,446
                                                                     Granted: 6/16/92

                        FOREIGN PATENTS AND APPLICATIONS



COUNTRY                 SERIAL NO,               STATUS                   PATENT NO,
-------                 ---------                ------                   ---------
Australia               17182/88                 Issued                   617671

Canada                  564,232                  Pending

Japan                   504037/88                Pending

Nigeria                 59/88                    Issued                   RP10207

South Korea             7016/88                  Pending

Sri Lanka                9968                    Issued                   9968

United States Patent [19]            [11]    Patent Number:          4,865,966
Friedman-Kien et al.                 [45]    Date of Patent:     Sep. 12, 1989
------------------------------------------------------------------------------

[54] METHOD FOR DETECTING ANTIBODIES
TO HUMAN IMMUNODEFICIENCY VIRUS

[75]  Inventors:  Alvin E. Friedman-Kien; Yunzhen
                  Cao; William Borkowsky, all of New York, N.Y.

[73]  Assignee:   New York University, New York, N.Y.

[21]  Appl. No.:  40,013
[22]  Filed:      Apr. 17, 1987

[51]  Int.  CL4........................ C12Q 1/68; GOIN 33/53
[52]  U.S. CL................................... 435/5; 435/7;
                  435/810; 436/501; 436/513; 436/808; 436/811

[58]  Field of Search                 435/5, 7, 810; 436/501,
                                            436/513, 808, 811
(56]         References Cited

         U.S. PATENT DOCUMENTS

        4,464,474   8/1984     Coursaget et al. 436/513
        4,725,669   2/1988     Essex et al.     530/395



                    OTHER PUBLICATIONS

Meryhew, N. L. et al., J. Rheumat., 10: 913-919, 1983.
Wrier, E. et al., J. Clin.  Invest., 42:1340-1352, 1962.
Hanson,  L. A. et al., J. Clin.  Invest., 44: 703-715, 1963.
Rao, T. K. S. et al., New England J. Med. 310: 669-673, 1994.
Trinick. T. R. et al., Clinica Chimica Acta, 139:113-117, 1984, Franklin, E. C., J Clin. Invest. 38: 2159-2167, 1959.
Lerner, A. M. et al., J Clin.  Invest., 41: 805-815, 1962.
Remington, J. S. et al., Nature. 194: 408-409, 1962.

Primary Examiner - Christine M. Nucker
Attorney, Agent, or Firm - Darby & Darby

[57]                     ABSTRACT

Disclosed herein is a method of screening mammals for antibodies to viral agents by collecting a urine sample from a mammal to be tested and assaying the sample for antibodies directed against the specific viral agent.


                          20 Claims, 2 Drawing Sheets

U.S. PATENT            Sep. 12, 1989        Sheet 1 of 2         4,865,966


                                     FIG. 1

U.S. PATENT             Sep. 12.1989        Sheet 2 of 2         4,865,966



                                     FIG. 2

                                   4,865,966

        METHOD FOR DETECTING ANTIBODIES TO HUMAN IMMUNODEFICIENCY VIRUS

                          BACKGROUND OF THE INVENTION

        The present invention relates to a method for detecting antibodies directed against Human Immunodeficiency Virus which can be used for diagnosing AIDS and related diseases, and identifying latent, asymptomatic carriers such infections.

        Acquired Immune Deficiency Syndrome (AIDS) was initially recognized and reported in 1981. Since that time, clinical and epidemiological data have revealed that the incidence of AIDS has reached epidemic levels throughout the world. The causative agent of AIDS has been identified as an RNA retrovirus, the Human T-Cell Leukemia Virus Type III (HTLV-III), also known a Lymphadenopathy Associated Virus (LAV) and AIDS-associated retrovirus (ARV) and recently renamed Human Immunodeficiency Virus (HIV). AIDS patients may suffer from a broad spectrum of opportunistic infections such as Pneumocystis carinii, Candida albicans, herpes simplex virus and cytomegalovirus, and are also frequently afflicted with certain tumors, especially Kaposi's Sarcoma. It has been estimated that the number of patients with AIDS in the United States continues to double approximately every twelve months.

        The putative AIDS virus, HIV, has been isolated from peripheral blood mononuclear cells, cerebrospinal fluid, semen, neural tissue, saliva, tears and rarely, urine. In order to determine the prevalence of HIV in the general population, it has been suggested that mass screenings of the population for the presence of antibodies directed against the AIDS virus be undertaken. However, since antibody substances are generally found only in human blood and serum, the proposed screening techniques involve obtaining a blood of serum sample from the patient who is to be screened.

        A variety of serological tests have been developed to detect the presence of antibodies to HIV (indicative of exposure to HIV) in the blood of patients with AIDS, AIDS-Related Complex (ARC) and healthy (i.e. asymptomatic virus carriers. FDA-approved ELISA (enzyme-linked immunosorbent assay), as well as experimental Western Blot kits for the measurement of antibodies against HIV are now available. These include recent (but still experimental) ELISA assay kits that detect specific antibodies directed against the viral envelope protein (gp41 or ENV) and a viral core protein (p24 or CORE) as well as kits utilizing Western Blot technology for detecting the major antigenic proteins of HIV. In addition, methods have been recently developed for detecting these viral antigens in tissue culture fluids of HIV-infected cells cultured in vitro as well.

        All of the current AIDS detection methods employ invasive procedures to obtain a blood or serum sample to be analyzed for the presence of antibodies to the HIV virus, i.e. the insertion of a hollow needle or other means for withdrawing a fluid sample from a vein, artery or subcutaneous space. These procedures involve some degree of risk to the health care personnel who are involved in collecting and analyzing these samples as Acquired Immune Deficiency Syndrome may possibly be contracted through inadvertent exposure to a syringe or needle that has been employed to obtain a blood or serum sample from a patient that is afflicted with the disease. Moreover, individuals who are pres-ently considered to be at a high risk of contacting AIDS, such as homosexual men and intravenous drug users, and non-high risk individuals who should be screened, often have unfounded fears that they can contract the disease while being tested for it, and therefore avoid exposure to any test procedures which involve withdrawing blood or serum using a needle.

        These problems would be overcome by a non-invasive method for screening for antibodies to HIV. Such a method should be suitable for use in mass screenings and avoid the inherent drawbacks of the prior art invasive serological techniques.

                            SUMMARY OF THE INVENTION

        It has now been unexpectedly discovered that antibodies to HIV can be detected in the urine of patients that have been exposed to, or infected with, HIV. This is a particularly surprising discovery since heretofore it was believed that antibodies could not be detected in human urine except in certain individuals suffering from renal disease. The present invention discloses a non-invasive method for determining whether a patient is infected with HIV virus by detecting the presence of antibodies directed against HIV in the urine of a patient to be screened for HIV.

        It is therefore an object of the present invention to provide a non-invasive method for screening for antibodies directed against infectious agents.

        In another aspect, the present invention provides a non-invasive method for determining whether an individual has been exposed to a specific viral agent. The method comprises detecting the presence of antibodies directed against the specific viral agent in the urine of a patient who has not been immunized against the specific viral agent.

        These and other aspects of the present invention will be apparent to those of ordinary skill in the art in light of the present description, accompanying claims and appended drawings.


                        BRIEF DESCRIPTION OF THE FIGURES

        FIG. 1 is a representative Western Blot analysis of the concentrated urine samples of the present invention.

        FIG. 2 is a double-diffusion gradient immunometric analysis of HIV antibodies present in the urine of an HIV-infected individual.


                     DETAILED DESCRIPTION OF THE INVENTION

        It has now been unexpectedly discovered that antibodies to the AIDS virus (HIV) are present in the urine of AIDS-patients and HIV-infected individuals, including individuals, including individuals that are not suffering from renal disorders. In addition, the present inventors have directly identified these HIV antibodies as being members of the IgG and IgA classes of immunoglobulins by immunodiffusion techniques. This discovery is surprising because the prior art suggests that meaningful titers of antiviral antibodies are only present in the urine of patients afflicted with kidney disease, or those who have been immunized by vaccination with the poliovirus vaccine.

        Franklin. E. C. (J. Clin. Invest. 38:2159-2167, 1959) has disclosed that proteins, including albumin, alpha, beta and gamma globulins, were present in the concentrated urine of normal humans. However, these fragments were only one sixth the size of mature immuno-

                                   4,865,966
globulins and were thought to be natural breakdown products of antibody molecules. Specific antibodies were not examined.

        An article by Lerner, A. M. et al (J. Clin. Invest. 41: 805-815, 1962) discloses that antibodies to poliovirus could be detected in the urine of normal individuals who had been immunized with poliovirus vaccine. However, all of the individuals with detectable urine antibodies had received at least 3 or more inoculations with the vaccine, and urines were analyzed shortly thereafter. The presence of antiviral antibodies in the urine of non-immunized individuals has not been previously reported in the literature. Indeed, the present inventors were unable to detect antibodies directed against cytomegalovirus (CMV) or hepatitis virus in the urine of individuals known to be infected with such viral agents. In the case of CMV, AIDS patients with serum titers of 1:1500 to 1:20,000 of anti-CMV antibodies did not have detectable anti-CMV urinary antibodies, as assayed by ELISA.

        Intact antibodies (or fragments of antibodies) directed against HIV present in the urine of infected individuals have not heretofore been reported in the literature. Urinary antibodies are usually found only in non-immunized patients suffering from diseases of the kidney and/or liver such as nephrotic syndrome, glomerulonephritis, hepatorenal syndrome or from those afflicted with multiple myeloma, an immunoproliferative disorder.

        The amount of HIV antibodies present in the urine is approximately 20 fold lower than that found in serum, and is below the limits of detection of all currently available diagnostic techniques. Therefore, the urine must be concentrated, i.e. its volume must be reduced relative to its initial void volume must be reduced relative to its initial void volume, before assaying for such antibodies. As more sensitive methods of antibody detection become available, it is contemplated that the urine concentration step may be eliminated.

        The method of the present invention comprises obtaining a urine sample voided by a patient to be screened for exposure to HiV, concentrating the urine sample by reducing the volume of such sample at least about 20 fold in relation to its initial (void) volume, and assaying the concentrated sample for the presence of antibodies to HIV. The assay is conducted using techniques that are well-known for detecting the presence of such antibodies in serum.
Although in theory as little as 1-5 ml of urine could be examined for the presence of the antibodies sought to be detected, using currently available methods for antibody detection, 40-100 mls of urine are desirably recovered from the patient to be tested and used in the assay procedure. The concentrated urine can be used immediately, stored for 24 hours or longer at 4 deg. C. before use and can be frozen (but deteriorates upon multiple freezing and thawing).

        Any of the numerous methods that are well known to those skilled in the art can be used to concentrate (reduce the volume) of the urine sample to be analyzed. Examples of techniques which can be used in practicing the method of the present invention include, but are not limited to, air evaporation, membrane dialysis, rotary evaporation, and preferably using a Minicon B15 concentrator (Amicon, Danvers, Mass.) with a 60,000 dalton membrane filter as detailed in Example 1 below. Urine can also be concentrated by lyophilization, but this requires larger volumes (e.g. at least 200 ml).

        Once the urine sample has been substantially concentrated, it can be assayed for the presence of antibodies to

HIV. As used herein with respect to urine volume reduction, substantially concentrated means a volume reduction of at least 20 fold in relation to the initial (void) urine volume, and preferably between about 40 fold and 200 fold with respect to urine volume reduction, i.e. a reduction in volume from an initial (void) volume of 40 ml to a final volume of 2 ml is a 20 fold reduction. The sample thus obtained can be assayed for antibodies to HIV proteins using standard antibody detection techniques including by way of non-limiting example, ELISA, Western Blotting, ratio-immunoassay, and immunodiffusion.

        In a preferred embodiment of the present invention, the well-known Western Blot Analysis method is employed for anti-HIV antibody detection. This technique has been found to be the most reliable currently available method for detecting HIV antibodies in the urine of mammals. The technique generally comprises separating proteins (in this case, HiV proteins) by gel electrophoresis on the basis of molecular weight, transferring the separated proteins to a suitable solid support, (such as a nitrocellulose filter or alternatively, a nylon filter), and incubating the serum (or urine) of an HIV-infected individual with the separated proteins. This causes specific HIV antibodies present in the serum (or urine) to bind to their respective proteins. HIV antibodies are then detected using labeled anti-human HIV antibodies. This method of detecting antibodies to HIV is preferred due to its sensitivity and the fact that specific antibodies to viral proteins are examined. The incidence of false positive results which are inherent when employing ELISA assays is substantially reduced by using Western Blot Analysis.

        An alternative embodiment of the present invention utilizes on Enzyme Linked Immunosorbent Assay (ELISA) as a means for detecting antibodies specific for HIV. ELISA assays for the detection of antibodies to the HIV virus can either be competitive or non-competitive (as described by E. Engvall in Methods in Enzymology, 70: 419439, incorporated herein by reference).

        ELISA's are immunoassays used (in this case) to quantitate the amount of antibodies present in a sample to be analyzed. The assays employ a chromagen (a color producing substance) for detecting the antibody: antigen complex formed. Antibodies used in ELISA are covalently coupled to these chromogens, such as ortho-phenylendediamine or ortho-dianisidine, the formed producing a tangerine-colored product in the presence of a peroxide (such as hydrogen peroxide) and the latter a yellow-orange colored product in the presence of a peroxide. These colors absorb light at specific wave-lengths (ortho-phenylendediamine at 492nm and ortho-dianisidine at 400 nm) and are detected and quantitated using a spectrophotometer.

        Non-competitive ELISA tests employ an immobilized antigen in order to capture any antibodies and an enzyme-labeled second antibody directed against the species in which the test antibody has been elicited. If for example, human antibodies are being measured, then goat or rabbit anti-human antibodies are the labeled, second antibody. The amount of antibody present is directly proportional to the amount of bound, labeled second antibody. Competitive ELISA's comprise a reaction in which unlabeled (the biological sample to be tested) and enzyme-labeled antibodies compete for a

                                   4,865,966
limited, known amount of antigen. In this case, the reaction is performed until equilibrium is reached, and the concentration of unknown antibody is inversely proportional to the amount of bound, enzyme-labeled antibodies. For example, if there are no antibodies in the unknown sample, all of the labeled antibodies will bind to the antigen, and a high value, indicated by an increased color, will be obtained when measuring the amount of enzyme label present.

        Commercially-available ELISA assay kits which can be used in practicing the alternative embodiment of the present invention are available from Abbott Labs (Chicago, Ill.) under Catalog Number 1037 and as ENVACOR (Human T Cell Lymphotropic Virus III, EIA, Catalogue No. 2791-22, Abbott International Diagnostics, Weisbaden, West Germany). The 1037 assay utilizes a non-competitive ELISA (as described in Example 3 below) whereas the ENVACOR test uses a competitive ELISA (as described in Example 2 below). These kits contain the components listed in Examples 2 and 3 below and are offered for use in assaying serum (not urine) for antibodies to HIV.

        One important advantage of the method of the present invention is that the biological sample to be analyzed (urine) can be easily obtained by non-invasive techniques, and therefore, the risk of transmitting an HIV infection to laboratory and health care personnel (e.g. through accidental puncture with a contaminated needle) is essentially eliminated.

        The method of the present invention can be carried out rapidly, limited only by the time it takes to concentrate the urine sample to be tested. In broad terms, this can be done in a period of time of less than 90 minutes, when the samples are to be concentrated 200 fold. Concentrating the urine 20-40 fold can be accomplished in less than 60 minutes. The sample can then be analyzed using the commercially-available HIV Serum testing kits.

        The invention is described further below in specific working examples which are intended to illustrate the invention without limiting its scope.

                                   EXAMPLE 1:

                              Urine Concentration

        Serum samples and 60-100 ml of urine were collected (and numerically coded for patient confidentiality) from the following groups of patients: 28 AIDS-associated Kaposi's sarcoma (AIDS-KS) patients; 21
ARC patients; 48 asymptomatic HIV-infected high risk individuals including (37 homosexual men, 5 female intravenous drug users and 1 female transfusion recipient); and 16 patients suffering from AIDS-related opportunistic infections (AIDS-OI), such as Penumocystis carinii and cytomegalovirus
(Table I contains specific patient identification and assay results) In addition, 17 non-AIDS disease patients' urine and serum, including patients diagnosed as having cirrhosis and hepatoma (1), hepatitis (3), Lupus (3), glomerulonephritis (3), nephrotic syndrome (1), Lupus-nephritis (1), heart failure (1), Lepromatous leprosy (1), tuberculosis (2) and DM nephropathy (1), plus samples from 30 apparently normal, healthy heterosexuals were obtained. The urine samples obtained from all of the normal controls and AIDS patients' displayed essentially normal controls and AIDS patients' displayed essentially normal values for proteins, when assayed using standard urinalysis techniques well known in the art. Proteinuria (the presence of abnormally high concentrations of protein in the urine) is routinely detected using a "dipstick" that regis-ters the presence of high (over 150 mg) concentrations of urinary protein. This is indicated by a color change on the dip stick, which is then compared to standards for quantitation.

        The collected urine specimens were centrifuged in conical tubes at 1500 RPM for 15 minutes at room temperature. The supernatant was decanted and saved and the pellet was discarded.

        The supernatant obtained above was concentrated between 20 and 200 fold in relation to the volume of initial urine sample collected from the subject to be tested using a Minicon B15 concentrator with a 60,000 dalton membrane (Amicon, Danvers, Mass.). The concentrator operates by retaining any substance greater than 60,000 daltons molecular weight on the membrane filter, while the solution is evaporated. This takes approximately one hour. (To concentrate the urinary volume 200 times (200X) from an initial or starting volume i.e to 1/200 of its starting volume using the Mincon apparatus takes approximately 90 minutes). The concentrated urine sample can be stored at 4 deg. C. for up to 30 days before use, or used immediately for assay as detailed in Examples 2-5 below. For Western Blot analysis or immunodiffusion studies, sample volumes are preferably further concentrated 200 fold i.e. to 1/200 of the starting volume. The amount each sample was concentrated is listed in Tables 1, 2 and 4 below.

                                   EXAMPLE 2:

                   Elisa Assay Of Concentrated Urine Samples

        The serum and concentrated urine samples collected in Example 1 were assayed for the presence of antibodies to ENV and CORE HIV antigens as described (Allain, J.P. et al, Lancet I: 1233-1236, 1986, incorporated by reference) using an Abbott Envacore assay kit. This is a competitive ELISA in which known amounts of HIV proteins and antibodies are added together with the sample to be tested. The presence of antibodies in the ample is indicated by a reduction in the binding of the control antisera with the control antibody.
The manufacturer's instructions were followed exactly as provided. In addition, blood samples were collected and analyzed simultaneously.

        The kit contains a specimen diluent (containing bovine and goat sera and 0.1% sodium azide), enzyme-conjugated polyclonal antibody to HIV envelope and core proteins, beads coated with recombinant gp41 or gp24 HIV proteins, ortho-phenylenediamene (OPD) substrate, a positive and a negative HIV antibody control and instructions for use.

        Fifty microliters of the specimen to be tested, or control, were incubated with 20 microliters of diluent supplied by the manufacturer and 200 microliters of enzyme-conjugated polyclonal human antibody to HIV envelope or core proteins. Beads coated with recombinant gp41 or p24 HIV proteins were added to separate wells containing either the HIV ENV or CORE antibodies.
After 16 to 22 hours incubation at room temperature, the beads were washed and transferred to appropriate reaction tubes. Three hundred microliters of ortho-phenylenediamine substrate was then added to each tube and the reaction allowed to proceed for 30 minutes before addition of 1 ml 1N H(2)SO4 to stop the reaction. Absorbance values of the solution were measured at 492 nm using a spectrophotometer sold by Abbott Labs under the name Quantum II, number
3303-11.  A positive result for the presence of urine or serum antibodies

                                   4,865,966
to either the HIV p24 or gp41 proteins was defined as any specimen with absorbance values equal to or less than 0.5 times the sum of the optical density (0.D.) of mean negative control (provided by the manufacturer) optical density (0.D.) plus the 0.D. of the mean positive control (provided by the manufacturer) as measured in above.

        A tabular identification of the patients screened with the present invention and the assay results are presented in Tables 1 and 2 and summarized in Table 3.

                                    TABLE 1
--------------------------------------------------------------------------------
                The Antibodies to HIV in the serum and urine of
                  AIDS-KS, AIDS-OI, ARC groups, and HR groups
                  -------------------------------------------

                                                Presence in     Presence in
                                                  Serum of        Urine of
Patient                                         -----------     -----------
Number          Sex   Code    Concentration     ENV    Core     ENV    Core
---------------------------------------------------------------------------
 1              M     1029        47X           +       +       +       -
 2              M      993       100X           +       +       -       -
 3              M      716        42X           +       -       +       -
 4              M      818        33X           +       -       +       -
 5              M      871        67X           +       +       +       -
 6              M      894        33X           +       +       +       -
 7              M      953        40X           +       -       +       -
 8              M     5009        34X           +       +       +       -
 9              M     5018        45X           +       -       +       -
10              M     5057        39X           +       +       +       -
11              M     5062        42X           +       +       -       -
12              M     1028        48X           -       +       +       -
13              M      828        42X           +       +       +       -
14              M     5061        37X           +       -       +       -
15              M     5059        35X           +       -       -       -
16              M      276        20X           +       +       +       -
17              M     1056     40X-200X         +       +       -       -
18              M     5098        40X           +       +       -       -
19              M     5013      35-200X         +       -       -       -
20              M     5050        20X           +       +       +       -
21              M     5074        42X           +       -       -       -
22              M     5080        42X           +       +       -       -
23              M     5051        40X           +       +       -       -
24              M     5083        41X           +       -       +       -
25              M     5097        40X           +       -       +       -
26              M     1083        42X           +       -       +       -
27              M     1081        40X           +       -       -       -
28              M     1084        40X           +       +       -       -
ARC Patients
------------
29              M     1022      56-200X         +       +       -       -
30              M      857      62-200X         +       +       -       -
31              M      920        47X           +       -       +       -
32              M      598        35X           +       +       -       -
33              M     1002        40X           +       +       +       -
34              M     1015        35X           +       -       +       -
35              M     1016        35X           +       +       -       -
36              M     1021        50X           +       +       +       -
37              M      949        40X           +       +       +       -
38              M      901       100X           +       -       +       -
39              M      898       100X           +       -       +       -
40              M      956       100X           +       +       +       -
41              M      839        47X           +       -       +       -
42              M     1039        41X           +       -       +       -
43              M    HEN03        41X           +       -       +       -
44              M    HEN04        42X           +       -       +       -
45              M    HEN05        42X           +       -       +       -
46              M    HEN06        42X           +       -       +       -
47              M    HEN07        41X           +       -       +       -
48              M    HEN08        42X           +       +       +       -
49              M    HEN09        40X           +       +       +       -
---------------------------------------------------------------------------

ENV = Antibody to HIV envelope [ant-cav (gp41)]
Core = Antibody to HIV core [anti-gag (p24)]


                                    TABLE 2
--------------------------------------------------------------------------------
                         Antibodies to HIV in the serum
                  and urine of the High-Risk group and AIDS-OI
                  --------------------------------------------

                                                   Serum           Urine
Patient                           Fold          -----------     -----------
Number          Sex   Code    Concentration     ENV    Core     ENV    Core
---------------------------------------------------------------------------
 50             M    1024        37-200X        +       -       -       -
 51             M    1060         30X           +       -       -       -
 52             M    1059         32X           -       -       -       -
 53             M    1062         40X           +       -       -       -
 54             M    1057         28X           +       +       +       -
 55             M    1055         32X           -       -       -       -
 56             M    1058         40X           +       +       +       -

                                   4,865,966

--------------------------------------------------------------------------------
                         Antibodies to HIV in the serum
                  and urine of the High-Risk group and AIDS-OI
                  --------------------------------------------

                                                   Serum           Urine
Patient                           Fold          -----------     -----------
Number          Sex   Code    Concentration     ENV    Core     ENV    Core
---------------------------------------------------------------------------
 57             M       1052      37X           -       -       -       -
 58             M    A(2)-014     50X           +       +       +       -
 59             M    A(1)-078     33X           +       -       +       -
 60             M     0697550     40X           +       -       +       -
 61             M     0820835     44X           +       +       +       -
 62             M        1061     41X           +       +       +       -
 63             M    A(1)-029     40X           +       +       -       -
 64             M    A(1)-136     41X           +       +       -       -
 65             M    A(1)-138     39X           +       -       -       -
 66             M    A(1)-044     41X           +       +       +       -
 67             M    A(1)-045     40X           +       +       +       -
 68             M    A(1)-173     42X           +       +       +       -
 69             M    A(1)-003     42X           +       +       +       +
 70             F     1065754     40X           +       +       +       -
 71             M     0471024     40X           +       +       +       -
 72             M    A(2)-132     40X           +       +       +       -
 73             M    A(2)-115     40X           +       +       +       +
 74             M    A(1)-060     40X           +       +       -       -
 75             M    A(1)-178     43X           +       +       -       -
 76             M    A(2)-090     40X           +       +       +       -
 77             M    A(2)-097     40X           +       +       +       -
 78             M    A(2)-137     40X           +       +       +       -
 79             F         U16     41X           +       -       +       +
 80             M        1091     42X           -       -       -       -
 81             M        1093     42X           +       +       +       -
 82             M        1110     40X           +       -       +       -
 83             M        1121     40X           +       -       +       -
 84             M        1080     41X           -       -       -       -
 85             M        1070     40X           +       -       +       -
 86             M        1111     40X           +       +       -       -
 87             M        1107     40X           +       +       +       +
 88             M        1116     49X           +       +       +       +
 89             F      941151     46X           +       -       +       -
 90             M        1098     41X           +       -       +       -
 91             F         U17     40X           +       -       -       -
 92             F         U19     42X           +       +       +       +
 93             F         U20     42X           +       +       +       -
 94             M    A(2)-036     42X           +       -       +       -
 95             M    A(1)-082     40X           +       +       -       -
 96             M    A(i)-177     42X           +       -       -       -
 97             M        1073     40X           +       -       -       -
                     PATIENTS WITH OPPORTUNISTIC INFECTIONS
                     --------------------------------------
 98             M         644     40X           +       +       +       -
 99             M        1063     23X           +       -       -       -
100             M         155     43X           +       +       -       -
101             M         156     40X           o/      /       +       -
102             M         157     40X           +       +       -       -
103             M        1108     40X           +       -       +       -
104             M        1112     40X           +       -       -       -
105             M        1113     42X           +       +       -       -
106             M         159     41X           +       -       +       -
107             F         160     41X           +       -       +       -
108             M         161     40X           +       +       +       -
109             F         162     42X           +       +       +       -
110             M         164     44X           +       +       +       -
111             M         165     40X           +       -       +       -
112             M         166     41X           +       -       +       -
113             M         473     33X           +       -       +       -
--------------------------------------------------------------------------------

o/ = not done


                                    TABLE 3
--------------------------------------------------------------------------------
                  Summary of ELISA assay for HIV ENV antiodies
                       in the Concentrated Urine Samples
                  --------------------------------------------

                SERUM/URINE          SERUM/URINE          SERUM/URINE        % SERUM/URINE
PATIENT TYPE       +   -                +   +               -    -               +    +
-------------------------------------------------------------------------------------------
AIDS/KS               8                   20                   0             20/28 = 71.4%
ARC                   4                   17                   0             17/21 = 81.0%
HIGH RISK            13                   30                   5              30/3 = 69.7%
OPPORTUNISTIC         5                   11                   0             11/16 = 68.8%
INFECTION
-------------------------------------------------------------------------------------------
         TOTAL       30                   78                   5            78/113 = 72.3%
-------------------------------------------------------------------------------------------

   Referring to Tables 1 and 2, it can be seen that 71.4% of the AIDS-induced Kaposi's sarcoma patients, 81% of the ARC patients, 69.7 of the patients in the high risk

                                   4,865,966
group and 68.8% of patients suffering from opportunistic infections had antibodies to the ENV protein (gp41) of HIV present in their urine and that such antibodies were detected using the methods of the present invention. The total percentage of patients with detectable HIV ENV antibodies was 72.2%. The core antigen was only detected in the urine of 6 individuals, those being in the asymptomatic infected high risk group. All of the non-AIDS disease patients and the normal, healthy heterosexuals' urine and serum were negative for antibodies to both HIV proteins.

                                   EXAMPLE 3:

        A subset of the urine samples analyzed in Example 1 were re-examined using two commercially-available non-competitive HIV ELISA detection kits. KIT I (HTLV III EIA kit, Lot No. 1590HR00, Abbott Laboratories, Chicago, Ill.) is an FDA-approved clinical diagnostic kit; Kit II (EIA Clinical Diagnostic Kit, Catalog No. 1037, Abbott Laboratories, Chicago, Ill.) is intended for investigative use only.

        Each of the kits contain HIV antigen-coated beads, goat anti-human antibody conjugated to horseradish peroxidase, a positive control, a negative control, specimen diluent containing bovine and goat sera, OPD and an OPD diluent containing citrate-phosphate buffer and

0.02% hydrogen peroxide, reaction trays,, assay tubes and instructions for use.

        The assay for the presence in the urine of a patient to be tested of antibodies to HIV is performed as follows. 10 microliters of control or diluted specimen is dispensed into preselected wells of the reaction tray.
Each well can hold up to 400 microliters of fluid. Two hundred microliters of specimen diluent and one bead are added per well. The reactions are incubated for about 1 hour at 40 leg. C. Thereafter, the supernatant (i.e. liquid) is discarded and the bead washed three times with 4 to 6 ml of distilled or deionized water. Two hundred microliters of labeled goat-anti-human antibodies are then added and incubated at 40 deg. C. for about 2 hours. The supernatant is removed and the bead is washed as above. The bead is transferred to an assay tube, 300 microliters of OPD substrate solution is added, and the solution is incubated for about 30 minutes. 1 ml of 1N sulfuric acid is added and the absorbance of the solution determined at 492 nm in a standard Abbott Labs spectrophotometer (Model 3303-11 available from Abbott Labs). A positive value is indicated if a sample is within the rnge of 0.5 to 1.5 times the positive control mean.

        The results of these assays are presented below in Table 4.

                                    TABLE 4

--------------------------------------------------------------------------------
                                                 KIT I              KIT II
PATIENT                              FOLD       URINE HIV       URINE HIV ENVEL-
NUMBER          PATENT          CONCENTRATION   ANTIBODY         OPE ANTIBODY
--------------------------------------------------------------------------------
AIDS-KS
-------
   1               1029               47X           +                 +
   3                716               42X           +                 +
   4                818               33X           +                 +
   5                871               67X           -                 +
   6                894               33X           +                 +
   7                953               40X           -                 +
   8               5009               34X           +                 +
   9               5018               45X           -                 +
  10               5057               39X           -                 +
  11               5062               42X           -                 -
  12               1028               48X           +                 +
  13                828               42X           -                 +
  14               5061               37X           +                 +
  16                276               20X           -                 +
  17               1056            40X-200X         -                 +
  19               5013            35X-200X         -                 -
  20               5050               20X           -                 +
  21               5074               42X           +                 +
  22               5080               42X           -                 -
  ARC
  ----
  30                857            62x-200x         -                 -
  31                920               47X           -                 +
  32                598               35X           -                 -
  33               1002               40X           +                 +
  34               1015               35X           -                 +
  35               1016               35X           -                 -
  36                949               40X           -                 +
  40                956              100X           -                 +
  41                839               47X           -                 +
HIGH-RISK
---------
  52               1059               32X           -                 -
  53               1067               40X           -                 -
  54               1057               28X           -                 +
  55               1055               32X           -                 -
  57               1052               37X           -                 -
  58             A2-014               50X           -                 +
  59             A1-078               33X           -                 +
  60            0697550               40X           -                 +
  61            0820535               44X           -                 +
  62               1061               41X           -                 +
  63             A1-029               40X           -                 -
  64             A1-136               41X           -                 -
  65             A1-138               39X           -                 -
  66             A1-044               41X           -                 +
  67             A1-045               40X           -                 +

                                   4,865,966

-------------------------------------------------------------------------------

                                                KIT I            KIT II
  Patient                      Fold           Urine HIV        Urine HIV
  Number      Patent      Concentration       Antibody     Envelope Antibody
-------------------------------------------------------------------------------
    68        A1-173           42X               -                +
    69        A1-003           42X               +                +
                PATIENTS WITH OPPORTUNISTIC INFECTION
               --------------------------------------
    98          644            40x               +                +
    99         1063            23x               -                -
   100          155            43x               -                -
   101          156            40x               +                +
   102          157            40x               -                -
-------------------------------------------------------------------------------

        The results presented in Table 4 demonstrate that urine antibodies to HIV are more readily detectable when employing a more sensitive ELISA assay kit (Kit II). This is the same as for serum antibodies. A limited number of these samples were further analyzed using the Western Blot technique as described below in Example 4.

                                  EXAMPLE 4:

              Western Blot Analysis Of Concentrated Urine Samples


        Western Blot analysis for the presence of antibodies to HIV was performed on the urine and serum samples collected from 59 HIV sero-positive (including 18 AIDS-KS, 27 High Risk individuals, 6 ARC and 8 O.I. patients selected from those reported in Tables 1 and 2 above) and 30 non-AIDS disease patients. A commercially-available kit (Biotech/DuPont HTLV-III Western Blot Kit, available from E. I. DuPont de Nemours and Co., Inc., Wilmington, Del.) was used in making the analysis. The kit contains precut nitrocellulose membrane strips with immobilized viral antigens that have been separated by sodium dodecyl sulfate/polyacrylamide gel electrophoresis (SDS-PAGE) and electroblotted onto the membrane; control sera, including a negative control, a weak positive control and a strong positive control; blotting buffer (Tris buffered saline with 5% nonfat dry milk and also containing heat inactivated normal goat serum); wash buffer (Tris buffered saline containing tween-20 detergent); biotinylated goat anti-human IgG; avidin-horse-radish peroxidase; 4-chloro-1-naphthol in solution; hydrogen peroxide; and an incubation tray. The kit was used exactly according to the manufacturer's instructions as described below.

        The assay comprises soaking the strips in 2 mls of wash buffer in a well of the wash tray for 30 minutes at room temperature; the liquid is then drained off and discarded. The strips are then washed with 2 mls of blotting buffer for 5-10 minutes at room temperature. Twenty microliters of a 200 fold concentrated urine sample are added to the wells containing the strips and blotting buffer and the reactant incubated overnight at room temperature. Thereafter, the mixture in the wells is aspirated and discarded and the wells are washed once with 2 mls of wash buffer. Two additional 2 ml washes (with wash buffer) are performed at room temperature, allowing 5 minutes soaking between each wash and discarding the wash afterwards.

        The nitorcellulose strips are developed as follows. Two mls of biotinylated goat anti-human IgG are added to each well and allowed to incubate for 60 minutes at room temperature on a rocking or rotary apparatus. The strips are then washed with 2 mls of wash buffer per strip for 5 minutes; this step is then repeated 3 additional times at room temperature, discarding the wash after each use. Two mls per strip of avidin-horseradish peroxidase are added and incubated for 60 minutes at room temperature on a rocking or rotary apparatus. The strips are washed 3 times as above. Two mls of a 50:50 mixture of 4-chloro-1-naphthol and hydrogen peroxide are then added and allowed to incubate for 10-15 minutes or until the color develops at room temperature. The presence of color on the strip indicates that the strip has been exposed to a biological fluid (i.e. urine) containing antibodies to HIV.

        The strips are scored for the presence of antibodies to HIV as negative (-) i.e. no antibodies to HIV detected, weakly positive (+) or strongly positive (+) using the controls supplied by the manufacturer as references. The results are presented in Table 5 and FIG. 1.



                                   TABLE 5
-----------------------------------------------------------------------------

        Results of Western Blot analysis of concentrated urine samples
        --------------------------------------------------------------
 Patient
 Number    Code   p17   p24   p31   p41   p51   p55   p66   p110/p120   p160
-----------------------------------------------------------------------------
 AIDS-KS
 -------
    1      1029    -     -     -     +     -     -     -        +        +
    7       953    -     -     +    +-     -     -     -        +        +
    8      5009    -     +     +     -     +     +     -        +        +
    9      5018    -     -     +     +     +     -     +        +        +
   10      5057    -     +     +     -     +     -     +        +        +
   12      1028    -     -     -     +     -     -     -        +        +
   13       828    -     -     +     -     -     -     -        +        +
   14      5061    -     -     +    +-     -     -     -        +        +
   16       276    -     +     +     +     +     +     +        +        +
   17      1056    -     -     -     -    +-    +-    +-        +        +
   18      5098    -     +     -     +     -     +     -        +        +
   21      5074    -     -     +     -     +     -     +        +        -
   22      5080    -     -     -     -     -     -     -        -        -
   23      5051    -     -     -     -     -     -     -        -        +
   24      5083    -     -     -     +     -     -     -        +        +
   25      5097    -     -     -     +     -     -     -        +        +
   26      1083    -     -     -     -     -     -     -        -        -
   27      1081    -     -     -     +     -     +     -        -        +

                                   4,865,966

------------------------------------------------------------------------------------------
             Results of Western Blot analysis of concentrated urine samples
             --------------------------------------------------------------
PATIENT
NUMBER   CODE   p17     p24     p31     p41     p51     p55     p66     p110/p120     p160
------------------------------------------------------------------------------------------
ARC
---
 33     1002     -      +       +       +       +       +       +          +            +
 40      956     -      -       +       +       +       -       +          +            +
 42     1039     -      +       +       +       +       +       +          +            +
 43    Hen03     -      -       -       +       -       -       +          -            -
 43    Hen04     -      -       +       +       +       -       +          +            +
 43    Hen05     +      -       +       +       +       +       +          +            +
                            Asymptomatic High-Risk homosexuals
                            ----------------------------------
 54     1057     -      +       +       +       -       -       +          +            +
 58   A2-014     -      +       -       +       -       +       +          +            +
                        -               -               -       -
 59   A1-078     -      +       +       +       -       +       +          +            +
                                        -
 60   697550     -      -       +       +       +       +       +          +            +
 61   820835     -      +       +       *       +       +       +          +            +
 62     1061     -      -       -       -       -       -       -          +            +
 66    A1044     -      -       +       -       -       -       -          +            +
 67   A1-045     -      +       +       +       +       +       +          +            +
 68   A1-173     +      +       +       +       +       +       +          +            +
 69   A1-003     +      +       +       +       +       +       +          +            +
 70  1065754     +      +       +       +       +       +       +          +            +
 71   471024     -      +       -       -       -       +       +          +            +
 72   A2-132     +      +       +       +       +       +       +          +            +
 74   A2-060     -      -       -       -       -       -       -          -            +
 75   A2-178     -      +       +       +       +       +       +          +            +
 76   A2-090     -      +       -       +       -       +       +          +            +
 77   A2-097     +      +       +       +       +       +       +          +            +
 78   A2-137     +      +       +       +       +       +       +          +            +
 79      U16     +      +       +       +       +       +       +          +            +
 81     1093     -      +       -       +       -       +       +          +            +
 82     1110     -      +       +       +       +       +       +          +            +
 83     1121     -      -       -       *       -       -       -          -            +
 85     1070     +      +       -       +       -       +       +          +            +
 86     1111     -      *       +       +       +       -       +          -            +
 87     1107     +      +       +       +       +       +       +          +            +
 88     1116     +      +       +       +       +       +       +          +            +
 90     1098     +      +       +       +       +       +       +          +            +
                                Opportunistic Infections
                                ------------------------
 98      644     -      -       -       -       -       -       -          -            -
 99     1063     -      -       -       -       -       -       -          -            -
100      156     -      -       -       +       -       -       -          +            +
102      157     -      *       -       -       -       -       -          -            +
103     1108     +      -       +       +       +       +       +          +            +
104     1112     -      -       -       +       +       -       +          +            +
105     1113     -      -       +       +       +       +       +          +            +
113      473     +      +       +       +       +       +       +          +            +
-----------------------------------------------------------------------------------------
* = indeterminate results


                                    TABLE 6


-------------------------------------------------------------------------------------------
                    Comparison of Results of Western Blot analysis
                       of concentrated urine and serum samples
                    ----------------------------------------------
 HIV                AIDS-KS               ARC              HIGH-RISK             O.L.
                ---------------     ---------------     ---------------     ---------------
Protein         Serum     Urine     Serum     Urine     Serum     Urine     Serum     Urine
-------------------------------------------------------------------------------------------
 p17            18/18*    1/18       2/6       1/6      26/27     11/27      7/8       1/8
 p24            18/18     5/18       6/6       2/6      25/27     23/27      7/8       1/8
 p31            18/18     9/18       6/6       5/6      26/27     19/27      7/8       3/8
 p41            18/18    11/18       6/6       6/6      26/27     23/27      8/8       5/8
 p51            18/18     8/18       6/6       5/6      27/27     16/27      8/8       4/8
 p55            18/18     7/18       6/6       3/6      27/27     21/27      8/8       3/8
 p66            18/18     7/18       6/6       6/6      27/27     23/27      8/8       4/8
 p120           18/18    15/18       6/6       5/6      27/27     24/27      8/8       5/8
 p160           18/18    16/18       6/6       5/6      27/27     26/27      8/8       8/8
-------------------------------------------------------------------------------------------
*18 positives per 18 patients tested.


        Referring to Table 5, p17 is a protein component produced upon cleavage of p55 to p24 is the viral core protein, p31 is the viral endonuclease, p41 is the mature envelope protein, p51 and p66 are components of the viral reverse transcriptase, p55 is a precursor to the viral core protein and p160 is a precursor to the envelope protein; p110/120 is a mixture of 2 proteins which co-migrate in this gel system: p120 is a protein component produced upon processing of the p160 pro-tein to gp41; p110 is a protein component of the virus whose function is currently unknown.

        An example of a typical a Western Blot analysis of the concentrated urine and serum samples obtained by practicing the method of the present invention is shown in FIG. 1. Referring to FIG. 1, lane 22 is the negative control; the numbers to the right represent the various HIV proteins discussed above. Above lines 12-16 and 18-2 are the corresponding

                                   4,865,966
patients as referred to in Table 5 above. For example, urine obtained from patient No. 956 (FIG. 1, lane 16), suffering from ARC contained antibodies directed against all of the HIV proteins except p24 (Core) and p17. The significance of this finding is presently unknown.

        As can be seen from the data in Table 5 and summarized in Table 6, antibodies to HIV antigens can be readily found (when present) in the concentrated urine samples using this more sensitive technique. In particular, antibodies to p160 in the concentrated urine could be detected in 55 out of the 59 HIV-positive individuals tested (93.2%). These results also demonstrate that the use of concentrated urine in this preferred embodiment of the present invention does not lead to false positive, since specific viral proteins are identified.

                                   EXAMPLE 4:

                Double-Diffusion Gradient Immunoelectrophoretic
               Analysis Of HIV Antibody-Containing Urine Samples

        Concentrated urine sample No. 956 (Table I), which tested positive for HIV antigens using Western Blot analyses and antibodies directed against the envelope protein using ELISA, was further concentrated 200 fold and analyzed by double-diffusion gradient immuno-electrophoresis (DDG-IEB) as described by J.V. Chuba, in J. App. Biochem., 1: 37-50, 1979, (incorporated by reference). Serum samples from this patient were collected and analyzed in parallel to the patient urine samples as a positive control.

        Briefly, replicate samples of 3 microliters of urine and serum respectively were electrophoresed in commercially prepared 0.5% agarose thin layer gels (Paragon, Beckman Instruments Brea, Calif.). Troughs were placed at right angles to the gels for the addition of antisera. Electrophoresis was performed by subjecting the gels to 20 minutes of direct current on a slightly modified Hyland Power Pack (Costa Mesa, Calif.) at the 40 mA setting. The running buffer contained barbital buffer B-2 (0.075 M, pH 8.6; containing 0.2% (w/v) sodium azide) mixed with an equal volume of 3.0 mM aqueous calcium lactate solution.

        After eletrophoresis, the antisera troughs were completed by removing the corresponding segment of the gel between the precut slits, and conventional parallel-trough immunodiffusion was performed. 7.5 microliters of anti-human IgG, IgM and IgA (Behring Diagnostics, San Diego, Calif.) at a concentration of
5.5 micrograms per ml was added to the troughs and incubated for 20 minutes at room temperature. Thereafter, the gels were stained and examined for the development of precipitin lines. Anti-albumin antibodies were included in the serum samples as a positive control.

        As shown in FIG. 2, IgG (11) and IgA (13) immunoglobulins were identified in the urine sample of patient No. 956. IgM, although present in the serum did not appear in the urine (12). This is not surprising due to the large size of this immunoglobulin (approximately 900,000 daltons).
Anti-albumin antibodies reacted with the serum samples, as expected (10), forming a sharp percipitin line of identity (lane 1). These results confirm the positive results obtained from the ELISA and Western Blot detection procedures, and demonstrate that they were not due to artifacts caused by use of concentrated urine samples.

        The above invention has been described in terms of preferred embodiments. It would be obvious to those of ordinary skill in the art that many additions, deletions and substitutions could be made without departing from the spirit and scope of the invention, as claimed below.

        What is claimed is:

        1. A method for detecting antibodies to human immunodeficiency virus which comprises the steps of:

        collecting a void urine sample from a human subject to be tested for the presence of antibodies to human immunodeficiency virus to form a liquid specimen;

        adjusting the volume of said liquid specimen to a level sufficient to enable antibodies to human immunodeficiency virus present in said specimen to be detected by assay; and

        assaying a predetermined quantity of said liquid specimen for the presence of said antibodies to human immunodeficiency virus.

        2. The method of claim 1 wherein said adjusting step comprise reducing the volume of said urine sample at least twenty-fold in relation to the void volume of said urine sample.

        3. The method of claim 1 wherein said assaying step comprises exposing said urine specimen to an enzyme-linked immunosorbent assay for human immunodeficiency virus.

        4. The method of claim 1 wherein said assaying step comprises conducting a western blot analysis of a portion of said urine specimen.

        5.  The method of claim 1 wherein said assaying step comprises electrophoresing a predetermined quantity of said urine specimen using an electrophoresis gel,

        excising a portion of the electrophoresis gel, and

        examining the excised gel portion for the presence of antibodies to human immunodeficiency virus.

        6. The method of claim 1 wherein said antibodies are directed against viral proteins of human immunodeficiency virus.

        7. The method of claim 6 wherein aid antibodies comprise antibodies directed against human immunodeficiency virus viral protein p41.

        8. The method of claim 1 wherein said antibodies comprise antibodies directed against human immunodeficiency virus viral protein p24.

        9. The method of claim 1 wherein said antibodies comprise antibodies directed against human immunodeficiency virus viral protein p160.

        10.  The method of claim 1 wherein said antibodies comprise IgG.

        11.  The method of claim 1 wherein said antibodies comprise IgA.

        12. A method for detecting the presence of antibodies to human immunodeficiency virus in a human subject which comprises the steps of:

        collecting a void urine sample from said human subject,

        adjusting the volume of said void sample to a level sufficient to enable antibodies to human immunodeficiency virus present in said sample to be detected by assay, thereby forming a test specimen and assaying said test specimen for the presence of at least one antibody to a human immunodeficiency virus protein selected from the group consisting of human immunodeficiency virus viral protein p17, and p24.

                                   4,865,966

        13. A method for determining whether a human subject has been infected with human immunodeficiency virus (HIV) comprising the steps of:

        collecting a void urine sample from said subject;

        adjusting the volume of said void urine sample to a level sufficient to enable antibodies to human immunodeficiency virus present in said sample to be detected by assay, thereby forming a test specimen;

        assaying said specimen for the presence of antibodies to a HIV viral protein;

        comparing the results of said assay with those of the same assay performed with urine from a HIV-free control human subject.

        14. The method of claim 13 wherein said assaying step comprises exposing said urine specimen to an enzyme-linked immunosorbent assay.

        15. The method of claim 13 wherein said assaying step comprises conducting a western blot analysis of a portion of said urine specimen.

        16. The method of claim 13 wherein said antibodies comprise antibodies directed against at least one HIV viral protein selected from the group consisting of p41, p24, p160, and p17.

        17. The method of claim 13 wherein said antibodies comprise antibodies directed against at least one HIV viral protein selected from the group consisting of p17 and p24.

        18. The method of claim 13 wherein said antibodies comprise antibodies of the IgG isotype.

        19. The method of claim 13 wherein said antibodies comprise antibodies of the IgA isotype.

        20. A method for screening a human subject for exposure to human immunodeficiency virus (HIV) comprising the steps of:

        collecting a void urine sample from said subject;

        adjusting the volume of said void urine sample to a level sufficient to enable antibodies to HIV present in said sample to be detected by assay, thereby forming a test specimen;

        assaying said specimen for the presence in said specimen of at least one antibody to an HIV viral protein; and

        determining whether said subject has been exposed to HIV based on the positive presence of said antibody in said sample.

                                   * * * * *

UNITED STATES PATENT [19]                    [11] PATENT NUMBER: 5,122,446
FRIEDMAN-KIEN ET AL.                         [45] DATE OF PATENT: JUN. 16, 1992
--------------------------------------------------------------------------------
[54]  METHOD FOR DETECTING ANTIBODIES TO HUMAN IMMUNODEFICIENCY VIRUS

[75] Inventors: Alvin Friedman-Kien; Cao Yunzhen, both of New York; William Borkowsky, Brooklyn, all of N.Y.

[73]  Assignee:  New York University, New York, N.Y.

[21]  Appl. No.: 204,871

[22]  Filed:     Jun. 10, 1988

                         RELATED U.S. APPLICATION DATA

[63]  Continuation-in-part of Ser. No. 40,013, Apr. 17, 1987 Pat. No. 4,865,966.

[51]  Int. CL(5) .................................................. G01N 33/569
[52]  U.S. CL ................................................ 435/5; 435/7.92;
                                         435/7.93; 435/7.94; 435/7.95; 435/974;
                                    435/975; 436/501; 436/513; 436/808; 436/811

[58]  Field of Search ................................435/5, 7, 810, 7.92-7.95,
                                           435/974, 975; 436/501, 513, 808, 811

[56]                            REFERENCES CITED

                             U.S. PATENT DOCUMENTS

4,560,647    12/1985    Stocker .....................   435/5
4,725,669     2/1988    Essex et. al ................ 530/395
4,865,966     9/1989    Freidman-Kien ...............   435.5

                            FOREIGN PATENT DOCUMENTS


   0132170    1/1985    European Pat. Off.
WO86/02930    5/1986    World Int. Prop. O. ..........  435/5
  88/07680   10/1988    World Int. Prop. O. ..........  435/5

                               OTHER PUBLICATIONS

Journal of Clinical Investigation, vol. 41, No. 4, 1962, pp. 805-815, M. Lerner et al., "Neutralizing Antibody to Polioviruses in Normal Human Tissue".

Chemical Abstracts, vol. 77, Sep. 22, 1977, Abstract No. 87578.

Blood, vol. 67, No. 3, 1986, pp. 831-834, New York, D.W. Archibald et al., "Antibodies to Human T-Lymphotropic Virus Type III (HTLV-III) in Saliva of Acquired Immunodeficiency Syndrome (AIDS) Patients and in Persons at Risk for AIDS".

Clinica Chimica Acta, vol. 139, 1984, pp. 113-117, T.R. Trinick et al., "Measurement of Urinary Immunoglobulins G, A and M by an Enzyme Linked Immunosorbent Assay (ELISA)".

Lancet, Apr. 9, 1988, pp. 831, 832, Cao et al., "IGG Antibodies to HIV-1 in Urine of HIV-1 Seropositive Individuals".

AIDS Research and Human Retroviruses, vol. 5, No. 3, 1989, pp. 311-320, New York, Y. Cao et al., "Antibodies to Human Immunodeficiency Virus Type I in the Urine Specimens of HIV-1-Seropositive Individuals". Lerner et al., "Neutralizing Antibody to Poliovirus in Normal Human Urine", Virology, (1961), 14:383-5.

Meryhew, N.L. et al., J. Rheumat., 10:913-919, 1983.

Takayanagi et al., Clinicopathological Significance of the Analysis of Urinary Antibody Activatives, Rinsho Byroi, The Japanese Journal of Clinical Pathology, vol. 22 (Suppl.) Oct. 1974, p. 184, (English Translation).

Bulletino Dell Instituto Sieriterapico Milanese, vol. 51, No. 1, 1972, pp. 90-102, D. DeDonate et al., "Sugli Anticorporpi Antivirali Delle Urine", (Chemical Abstracts, vol. 77, Sep. 22, 1977, Abstract No. 86578).

Primary Examiner -- Christine Nucker
Attorney, Agent, or Firm -- Darby & Darby

[57]                                ABSTRACT
Disclosed herein is a method of screening mammals for antibodies to viral agents by collecting a urine sample from a mammal to be tested and assaying the sample for antibodies directed against the specific viral agent.

                          13 CLAIMS, 2 DRAWING SHEETS

     U.S. PATENT        JUNE 16, 1992        SHEET 1 OF 2        5,122,446


                                    [CHART]


                                     FIG. 1

     U.S. PATENT        JUNE 16, 1992        SHEET 2 OF 2        5,122,446


                                    [CHART]


                                     FIG. 2

                                   5,122,446

                       METHOD FOR DETECTING ANTIBODIES TO
                          HUMAN IMMUNODEFICIENCY VIRUS

        This application is a continuation-in-part application of co-pending U.S. patent application Ser. No. 040,013 filed Apr. 17, 1987 of Friedman-Kien et al now U.S. Pat. No. 4,865,956.

        The present invention related to a method for detecting antibodies directed against Human Immunodeficiency Virus which can be used for diagnosing AIDS and related diseases, and identifying latent, asymptomatic carriers of such infections.

        Acquired Immune Deficiency Syndrome (AIDS) was initially recognized and reported in 1981. Since that time, clinical and epidemiological data have revealed that the incidence of AIDS has reached epidemic levels throughout the world. The causative agent of AIDS has been identified as an RNA retrovirus, the Human T-Cell Leukemia Virus Type III (HTLV-III), also known as Lymphadenopathy Associated Virus (LAV) and AIDS-associated retrovirus (ARV) and recently renamed Human Immunodeficiency Virus (HIV). AIDS patients may suffer from a broad spectrum of opportunistic infections such as Pneumocystis carinii, Candida albicans, herpes simplex virus and cytomegalovirus, and are also frequently afflicted with certain tumors, especially Kaposi's Sarcoma. It has been estimated that the number of patients with AIDS in the United States continues to double approximately every twelve months.

        The putative AIDS virus, HIV, has been isolated from peripheral blood mononuclear cells, cerebrospinal fluid, semen, neural tissue, saliva, tears and rarely, urine. In order to determine the prevalence of HIV in the general population, it has been suggested that mass screenings of the population for the presence of antibodies directed against the AIDS virus be undertaken. However, since antibody substances are generally found only in human blood and serum, the proposed screening techniques involve obtaining a blood or serum sample from the patient who is to be screened.

        A variety of serological tests have been developed to detect the presence of antibodies to HIV (indicative of exposure to HIV) in the blood of patients with AIDS, AIDS-Related Complex (ARC) and healthy (i.e. asymptomatic) virus carriers. FDA-approved ELISA (enzyme-linked immunosorbent assay), as well as experimental Western Blot kits for the measurement of antibodies against HIV are now available. These include recent (but still experimental) ELISA assay kits that detect specific antibodies directed against the viral envelope protein (gp41 or ENV) and a viral core protein (p24 or CORE) as well as kits utilizing Western Blot technology for detecting the major antigenic proteins of HIV. In addition, methods have been recently developed for detecting these viral antigens in tissue culture fluids, of HIV-infected cells cultured in vitro as well.

        All of the current AIDS detection methods employ invasive procedures to obtain a blood or serum sample to be analyzed for the presence of antibodies to the HIV virus, i.e. the insertion of a hollow needle or other means for withdrawing a fluid sample from a vein, artery or subcutaneous space. These procedures involve some degree of risk to the health care personnel who are involved in collecting and analyzing these samples as Acquired Immune Deficiency Syndrome may possi-bly be contracted through inadvertent exposure to a syringe or needle that has been employed to obtain a blood or serum sample from a patient that is afflicted with the disease. Moreover, individuals who are presently considered to be at a high risk of contacting AIDS, such as homosexual men and intravenous drug users, and non-high risk individuals who should be screened, often have unfounded fears that they can contract the disease while being tested for it, and therefore avoid exposure to any test procedures which involve withdrawing blood or serum using a needle.

        These problems would be overcome by a non-invasive method for screening for antibodies to HIV. Such a method should be suitable for use in mass screenings and avoid the inherent drawbacks of the prior art invasive serological techniques.

                            SUMMARY OF THE INVENTION

        It has now been unexpectedly discovered that antibodies to HIV can be detected in the urine of patients that have been exposed to, or infected with, HIV. This is a particularly surprising discovery since heretofore it was believed that antibodies could not be detected in human urine except in certain individuals suffering from renal disease. The present invention discloses a non-invasive method for determining whether a patient is infected with HIV virus by detecting the presence of antibodies directed against HIV in the urine of a patient to be screened for HIV.

        It is therefore an object of the present invention to provide a non-invasive method for screening for antibodies directed against infectious agents.

        In another aspect, the present invention provides a non-invasive method for determining whether an individual has been exposed to a specific viral agent. The method comprises detecting the presence of antibodies directed against the specific viral agent in the urine of a patient who has not been immunized against the specific viral agent.

        These and other aspects of the present invention will be apparent to those of ordinary skill in the art in light of the present description, accompanying claims and appended drawings.

                        BRIEF DESCRIPTION OF THE FIGURES

        FIG. 1 is a drawing showing a representative Western Blot analysis of the concentrated urine samples of the present invention.

        FIG. 2 is a drawing showing a double-diffusion gradient immunometric analysis of HIV antibodies present in the urine of an HIV infected individual.

                          DETAILED DESCRIPTION OF THE
                                   INVENTION

        It has now been unexpectedly discovered that antibodies to the AIDS virus (HIV) are present in the urine of AIDS-patients and HIV-infected individuals, including individuals that are not suffering from renal disorders. In addition, the present inventors have directly identified these HIV antibodies as being members of the IgG and IgA classes of immunoglobulins by immuno-diffusion techniques. This discovery is surprising because the prior art suggests that meaningful titers of antiviral antibodies are only present in the urine of patients afflicted with kidney disease, or those who have been immunized by vaccination with the poliovirus vaccine.

                                   5,122,446

        Franklin, E. C. (J. Clin. Invest. 38:2159-2167, 1959) has disclosed that proteins, including albumin, alpha, beta and gamma globulins, were present in the concentrated urine of normal humans. However, these fragments were only one sixth the size of mature immunoglobulins and were thought to be natural breakdown products of antibody molecules. Specific antibodies were not examined.

        An article by Lerner, A. M. et al (J. Clin. Invest. 41: 805-815, 1962) discloses that antibodies to poliovirus could be detected in the urine of normal individuals who had been immunized with poliovirus vaccine. However, all of the individuals with detectable urine antibodies had received at least 3 or more inoculations with the vaccine, and urines were analyzed shortly thereafter. The presence of antiviral antibodies in the urine of non-immunized individuals has not been previously reported in the literature. Indeed, the present inventors were unable to detect antibodies directed against cytomegalovirus (CMV) or hepatitis virus in the urine of individuals known to be infected with such viral agents. In the case of CMV, AIDS patients with serum titers of 1:1500 to 1:20,000 of anti-CMV antibodies did not have detectable anti-CMV urinary antibodies, as assayed by ELISA.

        Intact antibodies (or fragments of antibodies) directed against HIV present in the urine of infected individuals have not heretofore been reported in the literature. Urinary antibodies are usually found only in non-immunized patients suffering from diseases of the kidney and/or liver such as nephrotic syndrome, glomerulonephritis, hepatorenal syndrome or from those afflicted with multiple myeloma, an immunoproliferative disorder.

        The amount of HIV antibodies present in the urine is approximately 20 fold lower than that found in serum, and is often below the limits of detection of currently available diagnostic techniques. Therefore, the urine must be concentrated, i.e. its volume is preferably be reduced relative to its initial void volume, before assaying for such antibodies. More sensitive methods of antibody detection such as those of Example 5, permit the urine concentration step to be eliminated.

        The method of the present invention comprises obtaining a urine sample voided by a patient to be screened for exposure to HIV, optionally concentrating the urine sample by reducing the volume of such sample at least about 20 fold in relation to its initial (void) volume, and assaying the concentrated or unconcentrated sample as the casing for the presence of antibodies to HIV. The assay is conducted using techniques that are well-known for detecting the presence of such antibodies in serum. Although as little as 1-5 ml of urine could be examined for the presence of the antibodies sought to be detected, using most currently available methods for antibody detection, 40-100 mls of urine are desirably recover from the patient to be tested and used in the assay procedure. The urine can be used immediately, stored for 24 hours or longer at 4 deg. C. before use and can be frozen (but deteriorates upon multiple freezing and thawing).

        If it is determined that concentration of urine is desired, any of the numerous methods that are well known to those skilled in the art can be used to concentrate (reduce the volume) of the urine sample to be analyzed.
Examples of techniques which can be used in practicing the method of the present invention include, but are not limited to, air evaporation, membrane dialysis, rotary evaporation, and preferably using a Minicon B15 concentrator (Amicon, Danvers, MA) with a 60,000 dalton membrane filter as detailed in Example 1 below. Urine can also be concentrated by lyophilization, but this requires larger volumes (e.g. at least 200 ml).

        Once the urine sample has been substantially concentrated, it can be assayed for the presence of antibodies to HIV. As used herein with respect to urine volume reduction, substantially concentrated means a volume reduction of at least 20 fold in relation to the initial (void) urine volume, and preferably between about 40 fold and 200 fold with respect to urine volume reduction, i.e. a reduction in volume from an initial (void) volume of 40 ml to a final volume of 2 ml is a 20 fold reduction. The samples can also by lyophilized and resuspended (in, for example isotonic saline) in any volume desired, but as mentioned above, this requires larger volumes.

        The sample can be assayed for antibodies to HIV proteins using standard antibody detection techniques including by way of non-limiting example, ELISA, Western Blotting, radio-immunoassay, and immunodiffusion.

        In a preferred embodiment of the present invention, the well-known Western Blot Analysis method is employed for anti-HIV antibody detection. This technique has been found to be the most reliable currently available method for detecting HIV antibodies in the urine of mammals. The technique generally comprises separating proteins (in this case, HIV proteins) by gel electrophoresis on the basis of molecular weight, transferring the separated proteins to a suitable solid support, (such as a nitrocellulose filter or alternatively, a nylon filter), and incubating the serum (or urine) of an HIV-infected individual with the separated proteins. This causes specific HIV antibodies present in the serum (or urine) to bend to their respective proteins. HIV antibodies are then detected using labeled anti-human HIV antibodies. This method of detecting antibodies to HIV is preferred due to its sensitivity and the fact that specific antibodies to viral proteins are examined. The incidence of false positive results which are inherent when employing ELISA assays is substantially reduced by using Western Blot Analysis.

        An alternative embodiment of the present invention utilizes on Enzyme Linked Immunosorbent Assay (ELISA) as a means for detecting antibodies specific for HIV. ELISA assays for the detection of antibodies to the HIV virus can either be competitive or non-competitive (as described by E. Engvall in Methods in Enzymology. 70: 419439, incorporated herein by reference).

        ELISA's are immunoassays used (in this case) to quantitate the amount of antibodies present in a sample to be analyzed. The assays employ a chromogen (a color producing substance) for detecting the antibody: antigen complex formed. Antibodies used in ELISA are covalently coupled to these chromogens, such as orthophenylenediamine or orthodianisidine, the former producing a tangerine-colored product in the presence of a peroxide. These colors absorb light at specific wavelengths (ortho-phenylenediamine at 492nm and ortho-dianisidine at 400nm) and are detected and quantitated using a spectrophotometer.

        Non-competitive ELISA tests employ an immobilized antigen in order to capture any antibodies and an enzyme-labeled second antibody directed against the species in which the test antibody has been elicited. If for example, human antibodies are being measured, then goat or rabbit anti-human antibodies are the labeled, second antibody. Competitive ELISA's comprise a reaction in which unlabeled (the biological sample to be tested) and enzyme-labeled antibodies compete for a limited, known amount of antigen. In this case, the reaction is performed until equilibrium is reached, and the concentration of unknown antibody is inversely proportional to the amount of bound, enzyme-labeled antibodies. For example, if there are no antibodies in the unknown sample, all of the labeled antibodies will bind to the antigen, and a high value, indicated by an increased color, will be obtained when measuring the amount of enzyme label present.

        Commercially-available ELISA assay kits which can be used in practicing the alternative embodiment of the present invention are available from Abbott Labs (Chicago, Ill.) under Catalog Number 1037 and as ENVACOR (Human T Cell Lymphotropic Virus III, EIA, Catalogue No. 2791-22, Abbott International Diagnostics, Weisbaden, West Germany). The 1037 assay utilizes a non-competitive ELISA (as described in Example 3 below) whereas the ENVACOR test uses a competitive ELISA (as described in Example 2 below). These kits contain the components listed in Examples 2 and 3 below and are offered for use in assaying serum (not urine) for antibodies to HIV.

        One important advantage of the method of the present invention is that the biological sample to be analyzed (urine) can be easily obtained by non-invasive techniques, and therefore, the risk of transmitting an HIV infection to laboratory and health care personnel (e.g. through accidental puncture with a contaminated needle) is essentially eliminated.

        The method of the present invention can be carried out rapidly. In cases where the urine is concentrated, the speed of carrying out the method of the present invention limited only by the time it takes to concentrate the urine sample to be tested. In broad terms, this can be done in a period of time of less than 90 minutes, when the samples are to be concentrated 200 fold Concentrating the urine 20-40 fold can be accomplished in less than 60 minutes. The sample can then be analyzed using the commercially-available HIV Serum testing kits.

        The invention is described further below in specific working examples which are intended to illustrate the invention without limiting its scope.


                                   EXAMPLE 1
                              Urine Concentration

        Serum samples and 60-100 ml of urine were collected (and numerically coded for patient confidentiality) from the following groups of patients: 28 AIDS-associated Kaposi's sarcoma (AIDS-KS) patients; 21 ARC patients; 48 asymptomatic HIV-infected high risk individuals including (37 homosexual men, 5 female intravenous drug users and 1 female transfusion recipient); and 16 patients suffering from AIDS-related opportunistic infections (AIDS-OI), such as Pneumocystis Carinii and cytomegalovirus (Table I contains specific patient identification and assay results) In addition, 17 non-AIDS disease patients' urine and serum, including patients diagnosed as having cirrhosis and hepatoma
(1), hepatitis (3). Lupus (3), glomerulonephritis (3), nephrotic syndrome (1), Lupus-nephritis (1), heart failure (1), Lepromatous leprosy (1), tuberculosis (2) and DM nephropathy (1), plus samples from 30 apparently normal, health heterosexuals were obtained. The urine samples obtained from all of the normal controls and AIDS patients' displayed essentially normal values for proteins, when assayed using standard urinalysis techniques well known in the art. Proteinuria (the presence of abnormally high concentrations of protein in the urine) is routinely detected using a "dipstick" that registers the presence of high (over 150 mg) concentrations of urinary protein. This is indicated by a color change on the dipstick, which is then compared to standards for quantitation.

        The collected urine specimens were centrifuged in conical tubes at 1500 RPM for 15 minutes at room temperature. The supernatant was decanted and saved and the pellet was discarded.

        The supernatant obtained above was concentrated between 20 and 200 fold in relation to the volume of initial urine sample collected from the subject to be tested using a Minicon B15 concentrator with a 60,000 dalton membrane (Amicon, Danvers, MA). The concentrator operates by retaining any substance greater than 60,000 daltons molecular weight on the membrane filter, while the solution is evaporated. This takes approximately one hour. (To concentrate the urinary volume 200 times (200X) from an initial or starting volume i.e. to 1/200 of its starting volume using the mincon apparatus takes approximately 90 minutes). The concentrated urine sample can be stored at 4 deg.C for up to 30 days before use, or used immediately for assay as detailed in Examples 2-5 below. For Western Blot analysis or immunodiffusion studies, sample volumes are preferably further concentrated 200 fold i.e. to 1/200 of the starting volume. The amount each sample was concentrated is listed in Tables 1, 2 and 4 below.


                                   EXAMPLE 2

                   Elisa assay of Concentrated Urine Samples

        The serum and concentrated urine samples collected in Example I were assayed for the presence of antibodies to ENV and CORE HIV antigens as described (Allain, J. P. et al, Lancet I: 1233-1236, 1986, incorporated by reference )using an Abbott Envacore assay kit. This is a competitive ELISA in which known mounts of HIV proteins and antibodies are added together with the sample to be tested. The presence of antibodies in the sample is indicated by a reduction in the binding of the control antisera with the control antibody. The manufacturer's instructions were followed exactly as provided. In addition, blood samples were collected and analyzed simultaneously.

        The kit contains a specimen diluent (containing bovine and goat sera and 0.1% sodium azide), enzyme-conjugated polyclonal antibody to HIV envelope and core proteins, beads coated with recombinant gp41 or gp24 HIV proteins, orthophenylenediamene (OPD) substrate, a positive and a negative HIV antibody control and instructions for use.

        Fifty microliters of the specimen to be tested, or control, were incubated with 20 microliters of diluent supplied by the manufacturer and 200 microliters if enzyme-conjugated polyclonal human antibody to HIV envelope or core proteins. Beads coated with recombinant gp41 or p24 HIV proteins were added to separate wells containing either the HIV ENV or CORE anti-

                                   5,122,446
bodies. After 16 to 22 hours incubation at room temperature, the beads were washed and transferred to appropriate reaction tubes. Three hundred microliters of ortho-phenylenediamine substrate was then added to each tube and the reaction allowed to proceed for 30 minutes before addition of 1 ml 1N H2SO4 to stop the reaction. Absorbance values of the solution were measured at 492 nm using a spectrophotometer sold by Abbott Labs under the name Quantum II, number 3303-11. A positive result for the presence of urine or serum antibodies to either the HIV p24 or gp41 proteins was defined as any specimen with absorbance values equal to or less than 0.5 times the sum of the optical density (O.D.) of mean negative control (provided by the manufacturer) optical density (O.D.) plus the O.D. of the mean positive control (provided by the manufacturer) as measured in above.

        A tabular identification of the patients screened with the present invention and the assay results are presented in Tables 1 and 2 and summarized in Table 3.

                                    TABLE 1

--------------------------------------------------------------------------------
                THE ANTIBODIES TO HIV IN THE SERUM AND URINE OF
                  AIDS-KS, AIDS-OI, ARC GROUPS, AND HR GROUPS
                -----------------------------------------------
                                                PRESENCE IN     PRESENCE IN
                                                  SERUM OF        URINE OF
PATIENT                                         ------------    ------------
NUMBER          SEX     CODE    CONCENTRATION   ENV     CORE    ENV     CORE
--------------------------------------------------------------------------------
AIDS-KS
--------
   1             M      1029         47X         +       +       +       -
   2             M       993        100X         +       +       -       -
   3             M       716         42X         +       -       +       -
   4             M       818         33X         +       -       +       -
   5             M       871         67X         +       +       +       -
   6             M       894         33X         +       +       +       -
   7             M       953         40X         +       -       +       -
   8             M      5009         34X         +       +       +       -
   9             M      5018         45X         +       -       +       -
  10             M      5057         39X         +       +       +       -
  11             M      5062         42X         +       +       -       -
  12             M      1028         48X         -       +       +       -
  13             M       828         42X         +       +       +       -
  14             M      5061         37X         +       -       +       -
  15             M      5059         35X         +       -       -       -
  16             M       276         20X         +       +       +       -
  17             M      1056      40X-200X       +       +       -       -
  18             M      5098         40X         +       +       -       -
  19             M      5013       35-200X       +       -       -       -
  20             M      5050         20X         +       +       +       -
  21             M      5074         42X         +       -       -       -
  22             M      5080         42X         +       +       -       -
  23             M      5051         40X         +       +       -       -
  24             M      5083         41X         +       -       +       -
  25             M      5097         40X         +       -       +       -
  26             M      1083         42X         +       -       +       -
  27             M      1081         40X         +       -       -       -
  28             M      1084         40X         +       +       -       -
ARC Patients
------------
  29             M      1022       56-200X       +       +       -       -
  30             M       857       62-200X       +       +       -       -
  31             M       920         47X         +       -       +       -
  32             M       598         35X         +       +       -       -
  33             M      1002         40X         +       +       +       -
  34             M      1015         35X         +       -       +       -
  35             M      1016         35X         +       +       -       -
  36             M      1021         50X         +       +       +       -
  37             M       949         40X         +       +       +       -
  38             M       901        100X         +       -       +       -
  39             M       898        100X         +       -       +       -
  40             M       956        100X         +       +       +       -
  41             M       839         47X         +       -       +       -
  42             M      1039         41X         +       -       +       -
  43             M     HEN03         41X         +       -       +       -
  44             M     HEN04         42X         +       -       +       -
  45             M     HEN05         42X         +       -       +       -
  46             M     HEN06         42X         +       -       +       -
  47             M     HEN07         41X         +       -       +       -
  48             M     HEN08         42X         +       +       +       -
  49             M     HEN09         40X         +       +       +       -
--------------------------------------------------------------------------------

ENV  = Antibody to HIV envelope [anti-env (gp41)]
Core = Antibody to HIV core [anti-gag (p24)]

                                   TABLE 2

--------------------------------------------------------------------------------
 ANTIBODIES TO HIV IN THE SERUM AND URINE OF THE HIGH-RISK GROUP AND AIDS-OI
 ---------------------------------------------------------------------------
                                                   SERUM           URINE
PATIENT                             FOLD        ------------    ------------
NUMBER          SEX     CODE    CONCENTRATION   ENV     CORE    ENV     CORE
--------------------------------------------------------------------------------
HIGH-RISK
---------
   50            M      1024       37-200x       +       -       -       -

                                   5,122,446

--------------------------------------------------------------------------------
   Antibodies to HIV in the serum and urine of the High-Risk group and AIDS-O1
   ---------------------------------------------------------------------------

                                                    Serum            Urine
 Patient                           Fold         --------------   --------------
 Number        Sex     Code    Concentration     ENV     Core     ENV     Core
--------------------------------------------------------------------------------
      51        M       1060        30x           +       -        -       -
      52        M       1059        32x           -       -        -       -
      53        M       1062        40x           +       -        -       -
      54        M       1057        28x           +       +        -       -
      55        M       1055        32x           -       -        -       -
      56        M       1058        40x           +       +        +       -
      57        M       1052        37x           -       -        -       -
      58        M      A2-014       50x           +       +        +       -
      59        M      A1-078       33x           +       +        +       -
      60        M     0697550       40x           +       -        +       -
      61        M     0820835       44x           +       +        +       -
      62        M       1061        41x           +       +        +       -
      63        M      A1-029       40x           +       +        -       -
      64        M      A1-136       41x           +       +        -       -
      65        M      A1-138       39x           +       -        -       -
      66        M      A1-044       41x           +       +        +       -
      67        M      A1-045       40x           +       +        +       -
      68        M      A1-173       42x           +       +        +       -
      69        M      A1-003       42x           +       +        +       -
      70        F     1065754       40x           +       +        +       -
      71        M     0471024       40x           +       +        +       -
      72        M      A2-132       40x           +       +        +       -
      73        M      A2-115       40x           +       +        +       -
      74        M      A1-060       40x           +       +        -       -
      75        M      A1-178       43x           +       +        -       -
      76        M      A2-090       40x           +       +        +       -
      77        M      A2-097       40x           +       +        +       -
      78        M      A2-137       40x           +       +        +       -
      79        F       U16         41x           +       -        +       -
      80        M       1091        42x           -       -        -       -
      81        M       1093        42x           +       +        +       -
      82        M       1110        42x           +       +        +       -
      83        M       1121        40x           +       -        +       -
      84        M       1080        41x           -       -        -       -
      85        M       1070        40x           +       -        +       -
      86        M       1111        40x           +       +        -       -
      87        M       1107        40x           +       +        +       +
      88        M       1116        49x           +       +        +       +
      89        F     941151        46x           +       -        +       -
      90        M       1098        41x           +       -        +       -
      91        F       U17         40x           +       -        -       -
      92        F       U19         42x           +       +        +       +
      93        F       U20         42x           +       +        +       -
      94        M      A2-036       42x           +       -        +       -
      95        M      A1-082       40x           +       +        -       -
      96        M      A1-177       42x           +       -        -       -
      97        M       1073        40x           +       -        -       -

PATIENTS WITH
OPPORTUNISTIC
  INFECTIONS
-------------
      98        M        644        40x           +       +        +       -
      99        M       1063        23x           +       -        -       -
     100        M        155        43x           +       +        -       -
     101        M        156        40x          ./       /        +       -
     102        M        157        40x           +       +        -       -
     103        M       1108        40x           +       -        +       -
     104        M       1112        40x           +       -        -       -
     105        M       1113        42x           +       +        -       -
     106        M        159        41x           +       -        +       -
     107        F        160        41x           +       -        +       -
     108        M        161        40x           +       +        +       -
     109        F        162        42x           +       +        +       -
     110        M        164        44x           +       +        +       -
     111        M        165        40x           +       -        +       -
     112        M        166        41x           +       -        +       -
     113        M        473        35x           +       -        +       -

--------------------------------------------------------------------------------
 . / = not done



                                   TABLE 3
--------------------------------------------------------------------------------

Summary of ELISA assay for HIV ENV antibodies in the Concentrated Urine Samples
-------------------------------------------------------------------------------
                 SERUM/URINE    SERUM/URINE    SERUM/URINE    % SERUM/URINE
PATIENT TYPE       +      -       +      +       -      -      +         +
--------------------------------------------------------------------------------
AIDS/KS                8             20             0          20/28 = 71.4%
ARC                    4             17             0          17/21 = 81.0%
HIGH RISK             13             30             5           30/3 = 69.7%

                                   5,122,446

                                   TABLE 3
--------------------------------------------------------------------------------

Summary of ELISA assay for HIV ENV antibodies in the Concentrated Urine Samples
-------------------------------------------------------------------------------
                 SERUM/URINE    SERUM/URINE    SERUM/URINE    % SERUM/URINE
PATIENT TYPE       +      -       +      +       -      -      +         +
--------------------------------------------------------------------------------
OPPORTUNISTIC          5             11             0          11/16 = 68.8%
INFECTION             --             --             --        --------------
TOTAL                 30             78             5         78/113 = 72/2%
--------------------------------------------------------------------------------

        Referring to Tables 1 and 2, it can be seen that 71.4% of the AIDS-induced Kaposi's sarcoma patients, 81% of the ARC patients, 69.7% of the patients in the high risk group and 68.8% of patients suffering from opportunistic infections had antibodies to the ENV protein (gp41) of HIV present in their urine and that such antibodies were detected using the methods of the present invention. The total percentage of patients with detectable HIV ENV antibodies was 72.2%. The core antigen was only detected in the urine of 6 individuals, those being in the asymptomatic infected high risk group. All of the non-AIDS disease patients and the normal, healthy heterosexuals' urine and serum were negative for antibodies to both HIV proteins.

                                   EXAMPLE 3

        A number of the urine samples analyzed in Example 1 were re-examined using two commercially-available non-competitive HIV ELISA detection kits. KIT I (HTLV III EIA kit, Lot No. 1590HR00, Abbott Laboratories, Chicago, Ill.) is an FDA-approved clinical diagnostic kit., Kit II 9EIA Clinical Diagnostic Kit, Catalog No. 1037, Abbott Laboratories, Chicago, IL) is intended for investigative use only.

        Each of the kits contain HIV antigen-coated beads, goat anti-human antibody conjugated to horseradish peroxidase, a positive control, a negative control, speci-men diluent containing bovine and goat sera, OPD and OPD diluent containing citrate-phosphate buffer and 0.02% hydrogen peroxide, reactron trays, assay tubes and instructions for use.

        The assay for the presence of the urine of a patient to be tested of antibodies to HIV is performed as follows. 10 microliters of control or diluted specimen is dispensed into preselected wells of the reaction tray. Each well can hold up to 400 microliters of fluid. Two hundred microliters of specimen diluent and one bead are added per well. The reactions are incubated for about 1 hour at 40 degrees C. Thereafter, the supernatant (i.e. liquid) is discarded and the bead washed three times with 4 to 6 ml of distilled or deionized water. Two hundred microliters of labeled goat-anti-human antibodies are then added and incubated at 40 degrees C for about 2 hours. The supernatant is removed and the bead is washed as above. The bead is transferred to an assay tube, 300 microliters of OPD substrate solution is added, and the solution is incubated for about 30 minutes. 1 ml on IN sulfuric acid is added and the absorbance of the solution is determined at 492 nm in a standard Abbott Labs spectrophotometer (Model 3303-11 available from Abbott Labs). A positive value is indicated if a sample is within the range of 0.5 to 1.5 times the positive control mean.

        The results of these assays are presented below in Table 4.

                                    TABLE 4
--------------------------------------------------------------------------------

                                              KIT I           KIT II
   Patient                     Fold         Urine HIV   Urine HIV Envelope
   Number     Patient     Concentration     Antibody         Antibody
--------------------------------------------------------------------------------
  AID-KS
  ------
     1          1029           47 X             +               +
     3           716           42 X             +               +
     4           818           33 X             +               +
     5           871           67 X             -               +
     6           894           33 X             +               +
     7           953           40 X             -               +
     8          5009           34 X             +               +
     9          5018           45 X             -               +
    10          5057           39 X             -               +
    11          5062           42 X             -               -
    12          1028           48 X             +               +
    13           828           42 X             -               +
    14          5061           37 X             +               +
    16           276           20 X             -               +
    17          1056     40 X-200 X             -               +
    19          5013     35 X-200 X             -               -
    20          5050           20 X             -               +
    21          5074           42 X             +               +
    22          5080           42 X             -               -
   ARC
  -----
    30           857     62 X-200 X             -               -
    31           920           47 X             -               +
    32           598           35 X             -               -
    33          1002           40 X             +               +
    34          1015           35 X             -               +
    35          1016           35 X             -               -
    36           949           40 X             -               +
    40           956          100 X             -               +
    41           839           47 X             -               +
HIGH-RISK
---------
    52          1059           32 X             -               -
    53          1067           40 X             -               -

                                  5,122,446

--------------------------------------------------------------------------------
                                                    KIT             URINE
PATIENT                             FOLD         URINE HIV    URINE HIV ENVELOPE
NUMBER             PATENT       CONCENTRATION    ANTIBODY          ANTIBODY
--------------------------------------------------------------------------------
  54                1057            28x              -                -
  55                1055            32x              -                -
  57                1052            37x              -                -
  58               A2-014           50x              -                +
  59               A1-078           33x              -                +
  60              0697550           40x              -                +
  61              0820535           44x              -                +
  62                1061            41x              -                +
  63               A1-029           40x              -                -
  64               A1-136           41x              -                -
  65               A1-138           39x              -                -
  66               A1-044           41x              -                +
  67               A1-045           40x              -                +
  68               A1-173           42x              -                +
  69               A1-003           42x              +                +
PATIENTS WITH
OPPORTUNISTIC
  INFECTION
-------------
  98                 644            40X              +                +
  99                1063            23X              -                -
 100                 155            43X              -                -
 101                 156            40X              +                +
 102                 157            40X              -                -
--------------------------------------------------------------------------------

        The results presented in Table 4 demonstrate that urine antibodies to HIV are more readily detectable when employing a more sensitive ELISA assay kit (Kit II). This is the same as for serum antibodies. A limited number of these samples were further analyzed using the Western Blot technique as described below in Example 4.

                                   EXAMPLE 4

              Western Blot analysis of Concentrated Urine Samples

        Western Blot analysis for the presence of antibodies to HIV was performed on the urine and serum samples collected from 59 HIV sero-positive (including 18 AIDS-KS, 27 High Risk individuals, 6 ARC and 8 O.I. patients selected from those reported in Tables 1 and 2 above) and 30 non-AIDS disease patients. A commercially-available kit (Biotech/DuPont HTLV-III Western Blot Kit, available from E. I. DuPont De Nemours and Co., Inc., Wilmington, Del.) was used in making the analysis. The kit contains precut nitrocellulose membrane strips with immobilized viral antigens that have been separated by sodium dodecyl sulfate/polyacrylamide gel electrophoresis (SDS-PAGE) and electroblotted onto the membrane; control sera, including a negative control, a weak positive control and a strong positive control; blotting buffer (Tris buffered saline with 5% nonfat dry milk and also containing heat inactivated normal goat serum); wash buffer (Tris buffered saline containing tween-20 detergent); biotinylated goat anti-human IgG; avidin-horseradish peroxidase; 4-chloro-1-naphthol in solution; hydrogen peroxide; and an incubation tray.
The kit was used exactly according to the manufacturer's instructions as described below.

        The assay comprises soaking the strips in 2 mls of wash buffer in a well of the wash tray for 30 minutes at room temperature; the liquid is then drained off and discarded. The strips are then washed with 2 mls of blotting buffer for 5-10 minutes at room temperature. Twenty microliters of a 200 fold concentrated urine sample are added to the wells containing the strips and blotting buffer and the reactant incubated overnight at room temperature. Thereafter, the mixture in the wells is aspirated and discarded and the wells are washed once with 2 mls of wash buffer. Two additional 2 ml washes (with wash buffer) are performed at room temperature, allowing 5 minutes soaking between each wash and discarding the wash afterwards.

        The nitrocellulose strips are developed as follows. Two mls of biotinylated goat anti-human IgG are added to each well and allowed to incubate for 60 minutes at room temperature on a rocking or rotary apparatus. The strips are then washed with 2 mls of wash buffer per strip for 5 minutes; this step is then repeated 3 additional times at room temperature, discarding the wash after each use. Two mls per strip of avidin-horseradish peroxidase are added and incubated for 60 minutes at room temperature on a rocking or rotary apparatus. The strips are washed 3 times as above. Two mls of a 50:50 mixture of 4-chloro-1-naphthol and hydrogen peroxide are then added and allowed to incubate for 10-15 minutes or until the color develops at room temperature.
The presence of color on the strip indicates that the strip has been exposed to a biological fluid (i.e. urine) containing antibodies to HIV.

        The strips are scored for the presence of antibodies to HIV as negative (-) i.e. no antibodies to HIV detected, weakly positive (plus or minus) or strongly positive (+) using the controls supplied by the manufacturer as references. The results are presented in Table 5 and FIG. 1.

                                   TABLE 5

--------------------------------------------------------------------------------
        RESULTS OF WESTERN BLOT ANALYSIS OF CONCENTRATED URINE SAMPLES
        --------------------------------------------------------------
PATIENT
NUMBER             CODE      p17  p24  p31  p41  p51  p55  p66  p110/p120  p160
--------------------------------------------------------------------------------
AID-KS
------
   1               1029       -    -    -    +    -    -    -       +       +
   7                953       -    -    +   +-    -    -    -       +       +
   8               5009       -    +    +    -    +    +    -       +       +
--------------------------------------------------------------------------------

                                   TABLE 5

--------------------------------------------------------------------------------
        RESULTS OF WESTERN BLOT ANALYSIS OF CONCENTRATED URINE SAMPLES
        --------------------------------------------------------------
PATIENT
NUMBER             CODE      p17  p24  p31  p41  p51  p55  p66  p110/p120  p160
--------------------------------------------------------------------------------
AID-KS
------
   9               5018       -    -    +    +    +    -    +       +       +
  10               5057       -    +    +    -    -    +    -       +       +
  12               1028       -    -    -    +    -    -    -       +       +
  13                828       -    -    +    -    +    +    +       +       +
  14               5061       -    -    +   +-    -    -    -       +       +
  16                276       -    +    +    +    +    +    +       +       +
  17               1056       -    -    -    -   +-   +-   +-       +       +
  18               5098       -    +    -    +    -    +    -       +       +
  21               5074       -    -    +    -    +    -    +       +       -
  22               5080       -    -    -    -    -    -    -       -       -
  23               5051       -    -    -    -    -    -    -       -       +
  24               5083       -    -    -    +    -    -    -       +       +
  25               5097       -    +    +    +    +    +    +       +       +
  26               1083       -    -    -    -    -    -    -       -       -
  27               1081       -    -    -    +    -    +    -       +       +
 ARC
 ----
  33               1002       -    +    +    +    +    +    +       +       +
  40                956       -    -    +    +    +    -    +       +       +
  42               1039       -    +    +    +    +    +    +       +       +
  43              Hen03       -    -    -    +    -    -    +       -       -
  44              Hen04       -    -    +    +    +    -    +       +       +
  45              Hen05       +    -    +    +    +    +    +       +       +
Asymptomatic
 High-Risk
homosexuals
------------
  54               1057       -    +    +    +    -    -    +       +       +
  58             A2-014       -   +-    -   +-    -   +-   +-       +       +
  59             A1-078       -    +    +   +-    -    +    +       +       +
  60             697550       -    -    +    +    +    +    +       +       +
  61             820835       -    +    +    o    +    +    +       +       +
  62               1061       -    -    -    -    -    -    -       +       +
  66             A1-044       -    -    +    -    -    -    -       +       +
  67             A1-045       -    +    +    +    +    +    +       +       +
  68             A1-173       +    +    +    +    +    +    +       +       +
  69             A1-003       +    +    +    +    +    +    +       +       +
  70            1065754       +    +    +    +    +    +    +       +       +
  71             471024       -    +    -    -    -    +    +       +       +
  72             A2-132       +    +    +    +    +    +    +       +       +
  74             A1-060       -    -    -    -    -    -    -       -       +
  75             A1-178       -    +    +    +    +    +    +       +       +
  76             A2-090       -    +    -    +    -    +    +       +       +
  77             A2-097       +    +    +    +    +    +    +       +       +
  78             A2-137       +    +    +    +    +    +    +       +       +
  79                U16       +    +    +    +    +    +    +       +       +
  81               1093       -    +    -    +    -    +    +       +       +
  82               1110       -    +    +    +    +    +    +       +       +
  83               1121       -    -    -    o    -    -    -       -       +
  85               1070       +    +    -    +    -    +    +       +       +
  86               1111       -    o    +    +    +    -    +       -       +
  87               1107       +    +    +    +    +    +    +       +       +
  88               1116       +    +    +    +    +    +    +       +       +
  90               1098       +    +    +    +    +    +    +       +       +
Opportunistic
  Infections
-------------
  98                644       -    -    -    -    -    -    -       -       -
  99               1063       -    -    -    -    -    -    -       -       -
 100                156       -    -    -    +    -    -    -       +       +
 102                157       -    o    -    -    -    -    -       -       +
 103               1108       +    -    +    +    +    +    +       +       +
 104               1112       -    -    -    +    +    -    +       +       +
 105               1113       -    -    +    +    +    +    +       +       +
 113                473       +    +    +    +    +    +    +       +       +
--------------------------------------------------------------------------------

o = indeterminate results


                                   TABLE 6

--------------------------------------------------------------------------------
                COMPARISON OF RESULTS OF WESTERN BLOT ANALYSIS
                   OF CONCENTRATED URINE AND SERUM SAMPLES
                ----------------------------------------------
HIV           AIDS-KS             ARC            HIGH-RISK            O.I.
           --------------    --------------    --------------    --------------
PROTEIN    SERUM    URINE    SERUM    URINE    SERUM    URINE    SERUM    URINE
--------------------------------------------------------------------------------
p17        18/18*    1/18     2/6      1/6     26/27    11/27     ?        ?
p24        18/18     5/18     6/6      2/6     25/27    23/27     ?        ?
p31        18/18     9/18     6/6      5/6     26/27    19/27    8/8       ?
p41        18/18    11/18     6/6      6/6     26/27    23/27    8/8       ?
p51        18/18     8/18     6/6      5/6     27/27    16/27    8/8      4/8
p55        18/18     7/18     6/6      3/6     27/27    21/27    8/8       ?
--------------------------------------------------------------------------------

                                   5,122,446

-------------------------------------------------------------------------------------------
                    Comparison of Results of Western Blot analysis
                       of concentrated urine and serum samples
                    ----------------------------------------------
 HIV                AIDS-KS               ARC              HIGH-RISK             O.L.
                ---------------     ---------------     ---------------     ---------------
Protein         Serum     Urine     Serum     Urine     Serum     Urine     Serum     Urine
-------------------------------------------------------------------------------------------
 p66            18/18     7/18       6/6       6/6      27/27     23/27      8/8       4/8
 p120           18/18    15/18       6/6       5/6      27/27     24/27      8/8        ?
 p160           18/18    16/18       6/6       5/6      27/27     26/27      8/8       8/8
-------------------------------------------------------------------------------------------
*18 positives per 18 patients tested.


         Referring to Table 5, p17 is a protein component produced upon cleavage of p55 to p(greater than or equal to), p(greater than or equal to) is the viral core protein, p31 is the viral endonuclease, p41 is the mature envelope protein, p51 and p66 are components of the viral reverse transcriptase, p55 is a precursor to the viral core protein and p160 is a precursor to the envelope protein; p110/120 is a mixture of 2 proteins which co-migrate in this gel system: p120 is a protein component produced upon processing of the p160 protein to gp41; p110 is a protein component of the virus whose function is currently unknown.

        An example of a typical a Western Blot analysis of the concentrated urine and serum samples obtained by practicing the method of the present invention is shown in FIG. 1. Referring to FIG. 1, lane 22 is the negative control, lane 23 the weakly positive control and lane 24 the strong positive control; the numbers to the right represent the various HIV proteins discussed above. Above lines 12-16 and 18-21 are the corresponding patients as referred to in Table 5 above. For example, urine obtained from patient No. 956 (FIG. 1, lane 16) suffering from ARC contained antibodies directed against all of the HIV proteins except p24 (Core) and p17. The significance of this finding is presently unknown.

        As can be seen from the data in Table 5 and summarized in Table 6, antibodies to HIV antigens can be readily found (when present) in the concentrated urine samples using this more sensitive technique. In particular, antibodies to p160 in the concentrated urine could be detected in 55 out of the 59 HIV-positive individuals tested (93.2%). These results also demonstrate that the use of concentrated urine in this preferred embodiment of the present invention does not lead to false positives, since specific viral proteins are identified.


                                   EXAMPLE 4

                Double-Diffusion Gradient Immunoelectrophoretic
               Analysis of HIV Antibody-Containing Urine Samples

        Concentrated urine sample No. 956 (Table I), which tested positive for HIV antigens using Western Blot analyses and antibodies directed against the envelope protein using ELISA, was further concentrated 200 fold and analyzed by double-diffusion gradient immuno-electrophoresis (DDG-IEP) as described by J. V. Chuba in J.App. Biochem., 1:37-50, 1979, (incorporated by reference). Serum samples from this patient were collected and analyzed in parallel to the patient urine samples as a positive control.

        Briefly, replicate samples of 3 microliters of urine and serum respectively were electrophoresed in commercially prepared 0.5% agarose thin layer gels (Paragon, Beckman Instruments Brea, Calif.). Troughs were placed at right angles to the gels for the addition of antisera. Electrophoresis was performed by subjecting the gels to 20 minutes of direct current on a slightly modified Hyland Power Pack (Costa Mesa, Calif.) at the 40 mA setting. The running buffer contained barbi-tal buffer B-2 (0.075M, pH 8.6; containing 0.2% (w/v) sodium azide) mixed with an equal volume of 3.0 mM aqueous calcium lactate solution.

        After electrophoresis, the antisera troughs were completed by removing the corresponding segment of the gel between the precut slits, and conventional parallel trough immunodiffusion was performed. 7.5 microliters of anti-human IgG. IgM and IgA (Behring Diagnostics, San Diego, CA) at a concentration of 5.5 micrograms per ml was added to the troughs and incubated for w0 minutes at room temperature. Thereafter, the gels were stained and examined for the development of percipitin lines. Anti-albumin antibodies were included in the serum samples as a positive control.

        As shown in FIG. 2, IgG (11) and IgA (13) immunoglobulins were identified in the urine sample of patient No. 956. IgM, although present in the serum did not appear in the urine (12). This is not surprising due to the large size of this immunoglobulin (approximately 900,000 daltons).
Anti-albumin antibodies reacted with the serum samples, as expected (10), forming a sharp percipitin line of identity (lane 1). These results confirm the positive results obtained from the ELISA and Western Blot detection procedures, and demonstrate that they were not due to artifacts caused by use of concentrated urine samples.


                                   EXAMPLE 5

                Analysis of Unconcentrated Urine Samples for HIV
                      Antibodies by Western Blot and Elisa

        In example 4 above, 20 microliters of each concentrated urine sample tested was diluted with 2 ml (i.e. a 1:100 dilution) of the diluted wash buffer provided by the manufacturer before conducting the Western Blot analysis. Using unconcentrated urine, the present inventors have increased this recommended urine volume to be tested to 2 ml and no diluted wash buffer was added. The Western Blot assay was then performed exactly as described in Example 4 above. These samples were then compared with 200-fold concentrated urine samples and serum samples obtained from HIV sero-positive individuals.

        For the ELISA assay, the manufacturer's suggested assay procedure, usually used for serum analysis, requires 10 microliters of each serum specimen to be diluted with 200 microliters of the specimen diluent provided in the EIA kit. 10 microliters of this diluted specimen is then further diluted with 200 microliters of the specimen diluent provided in each well. This is a 400-fold dilution of the sample.

        The above procedure (designed for serum analysis) was adapted and modified for evaluation of detectable antibodies to HIV in the unconcentrated urine specimens. The recommended first step dilution of the urine specimen with the specimen diluent was eliminated. Instead, the volumes of unconcentrated urine samples

                                   5,122,446
tested were increased to 150 microliters, to which 50 microliters of specimen diluent was added. The assay was then performed exactly as described in Example 3 above.

        The results of these assays is shown in Table 7.

                                    TABLE 7
--------------------------------------------------------------------------------
            Presence of antibodies to HIV-1 seropositive individuals
                 as determined by ELISA and Western Blot tests.
            --------------------------------------------------------

Catalog    Total                                          Number of reactive (%) by Western Blot
of           #     ELISA    -------------------------------------------------------------------------------------------------
Samples   Tested   No. (%)      p17       p24        p31        gp41       p51        p55        p66       gp120      gp160
-----------------------------------------------------------------------------------------------------------------------------
Serum      100    100(100)   87(87.0)   96(96.0)   97(97.0)   100(100)   98(98.0)   99(99.0)   99(99.0)   100(100)   100(100)
Conc.      100     91/91      24/87      52/96      61/97      69/100     57/98      50/99      71/99      96/100    100/100
Urine              (100)     (27.6)      (53.1)     (62.9)     (69.0)     (58.2)     (50.5)     (71.7)     (96.0)      100
200 X
Unconc.    100     93/100     27/87      56/96      67/97      79/100     58/98      48/99      73/99      99/100    100/100
Urine              (93.0)     (31.0)     (58.3)     (69.1)     (79.0)     (58.2)     (48.5)     (73.7)     (99.0)     (100)
using
*modified
pressure

--------------------------------------------------------------------------------
*See Method

        From the results presented in Table 7 above, it can be seen that unconcentrated urine can be used in both the Western Blot and ELISA assays.

        The above invention has been described in terms of preferred embodiments. It would be obvious to those of ordinary skill in the art that man additions, deletions and substitutions could be made without departing from the spirit and scope of the invention, as claimed below.

        What is claimed is:

        1. A method for identifying the members of a human patient population that have been infected with Human Immunodeficiency Virus (HIV) which comprises:

        contacting a quantity of urine voided by a member of said patient population with an immunoreagent specific for detecting the presence of said urine of an antibody to at least one HIV protein, to form a complex, detecting the presence of said complex after said contacting step to obtain a result,

        comparing said result with a standard result which has been obtained by contacting with said immunoreagent urine of at least one human subject know to be free of HIV infection.

        2. A method for determining whether a human subject has been infected with Human Immunodeficiency Virus (HIV) comprising the steps of:

        obtaining a urine sample from said human,

        assaying said sample by contacting at least an aliquot of said sample with an immunoreagent specific for detecting the presence of an antibody to at least one HIV protein in said sample to form a complex, detecting said complex after said contacting step to obtain a result,

        comparing said result of said assay with those of the same assay performed with urine from at least one HIV-free control human subject.

        3. A method for screening a human subject for exposure to Human Immunodeficiency Virus (HIV) comprising the steps of:

        obtaining a urine sample from said subject;

        assaying said sample by contacting at least an aliquot of said sample with an immunoreagent specific for detecting the presence of an antibody to at least one HIV protein to form a complex,

        detecting said complex, and
        determining whether said subject has been exposed to HIV based on the positive presence of at least one antibody of HIV in said sample.

        4. A method for detecting the presence of antibodies to Human Immunodeficiency Virus (HIV) in a human subject comprising the steps of:

        obtaining a urine sample from said human subject;

        assaying said sample for the presence of at least one antibody to at least one HIV protein by contacting at least an aliquot of said sample with an immunoreagent specific for detecting the presence of said antibody, said protein being selected from the group consisting of p17, p24 and combinations thereof.

        5. The method of any one of claims 1-4 wherein said antibodies are directed against Human Immunodeficiency Virus viral protein p24, and said immunoreagent comprises an antigen immunochemically reactive with said antibodies.

        6. The method of any one of claims 1-4 wherein said antibodies are directed against HIV viral protein gp 160 and said immunoreagent comprises and antigen immunochemically reactive with said antibodies.

        7. The method of any one of claims 1-4 wherein said antibodies are directed against HIV viral protein gp120 and said immunoreagent comprises an antigen immunochemically reactive with said antibodies.

        8. The method of any one of claims 1-4 wherein said urine sample is less than one week old.

        9. The method of any one of claims 1-4 wherein said immunoreagent comprises an antigen immunochemically reactive with an antibody raised against an HIV viral protein and specific for detecting antibodies to said protein.

        10. The method of claim 9 wherein said antibodies are detected using an enzyme-linked immunosorbent assay.

        11. The method of claim 9 wherein said antibodies are detected using Western Blot.

        12. The method of claim 9 wherein said antibodies are detected using immunodiffusion.

        13. The method of claim 9 wherein said antibodies are members of the group consisting of antibodies directed against HIV viral protein gp41 (anti-gp41), antibodies directed against HIV viral protein p24 (anti-p24) and combinations thereof and said specific immunoreagent respectively comprises and antigen selected from the group consisting of antigens immunochemically reactive with anti-gp41, antigens immunochemically reactive with anti-p24 and combinations of said antigens.

                                  APPENDIX II

        Brief Statement Relating to Rights To Licensed Patents
        ------------------------------------------------------

        1. Patent Nos. 4,865,966 and 5,122,446 relate to a urine test for antibodies to HIV. The three inventors, Drs. Friedman-Kien, Cao and Borkowsky, are faculty members and employees of New York University (NYU). All have assigned their rights in the inventions to NYU.

        2. Abbott Laboratories has advised NYU that it claims "rights under its agreements with Dr. Friedman-Kien." Abbott's claim is described in a letter to NYU attached hereto. Without attempting to recite the full history of the invention, Abbott appears to be referring to the following:

        One of the inventors, Dr. Friedman-Kien, conducted research for Abbott pursuant to an agreement signed by Abbott and Dr. Friedman-Kien which provided that inventions made by Dr. Friedman-Kien as a result of conducting the study were to be the sole property of Abbott. The protocol which defined the study referred to tests on blood supplies with Abbott test kits for the presence of HIV antigens. NYU received a payment for that work. Dr. Friedman-Kien signed a second agreement on the same subject, but it was returned to Abbott by NYU with a letter rejecting it and proposing revisions which were never agreed. (Abbott also proposed an agreement to Dr. Friedman-Kien to test blood for the presence of HIV antibodies, but that agreement was not signed.)

        3. NYU maintains that it is the rightful owner of the patents, because the inventions were assigned to NYU by the three employee-inventors and NYU believes that the invention (relating ???? ?????? antibodies) was outside the scope of the Abbott agreement (relating to blood antigens) with Dr. Friedman-Kien, among other reasons.

                       PATTERSON, BELKNAAP, WEBB & TYLER
                           A PROFESSIONAL CORPORATION
                              30 ROCKEFELLER PLAZA
                              NEW YORK, N.Y. 10110
                                 (212) ???-????



                                        October 30, 1989


Dr. A.E. Friedman-Kien
New York University Medical Center
Department of Microbiology
550 First Avenue
New York, NY 10016

New York Medical Center
School of Medicine
Office of Grants Administration
& Institutional Studies
550 First Avenue
New York, NY 10016

                Re:     Abbott Laboratories/
                        Method for Detecting Antibodies
                        to Human Immunodeficiency Virus

Dear Sirs:

        On August 4, 1986, Dr. Friedman-Kien signed a contract with Abbott Laboratories ("Abbott") pursuant to which he was retained by Abbott to conduct a clinical study in relation to HTLV antigens. Pursuant to the terms of this contact, Dr. Friedman-Kien, agreed, inter alia, as follows:

        Any information, inventions or discoveries (whether patentable or not), innovations, suggestions, ideas and reports, made or developed by you as a result of conducting the Study shall be promptly disclosed to Abbott and shall be the sold property of Abbott. You agree, upon Abbott's request and at Abbott's expense, to execute such documents and to take such other actions as Abbott deems necessary or appropriate to obtain patents in Abbott's name covering any of the foregoing.

A further agreement, containing the same provision quoted above, was signed Dr. Friedman-Kien on September 29, 1986.

         We understand that Dr. Friedman-Kien has now obtained a patent for inventions and discoveries that may be governed by the agreements referenced above or are otherwise the result of work product to which Abbott has rights. We further understand that Dr. Friedman-Kien and/or New York University have been engaged in discussions with other parties concerning the possible commercial development of inventions and discoveries governed by these agreements.

        Abbott intends vigorously to protect any and all of its rights under its agreements with Dr. Friedman-Kien.

        In order for Abbott to be able to protect its rights under these agreements, we ask you immediately to inform the undersigned, in writing, of any and all agreements, or discussions that may lead to an agreement, involving Dr. Friedman-Kien and/or New York University that relate in any way to Dr. Friedman-Kien's research concerning HTLV antigens. We further ask that you provide a copy of this letter to any and all persons or entities with whom Dr. Friedman-Kien and/or New York University have entered into such agreements, so that such persons or entities will be on notice of Abbott's rights concerning Dr. Friedman-Kien's research.

                                Very truly yours,

                                /s/  FREDERICK T. DAVIS
                                -----------------------------
                                Frederick T. Davis

ABBOTT



Diagnostics Division
Abbott Laboratories
Abbott Park, Illinois 60064



July 14, 1986




Dr. A.E. Friedman   Kien.
New York University Medical Center
Dept. of Microbiology
Medical Science Building - Rm 272
550 First Avenue
New York, NY 10076

Dear Dr. Friedman - Kien:

Abbott Laboratories ("Abbott") desires to retain you to conduct a clinical study (Study") in relation to Abbott HTLV III Antigen EIA an the following terms and conditions:

1. You agree to conduct the Study within the term of this Agreement, in strict adherence to one or more protocols and related information to be provided to you by Abbott. Abbott will provide you with a sufficient quantity of Abbott HTLV III Antigen EIA to conduct the Study, and may also, at its option, provide you with certain-other Materials to be utilized in the Study. All such protocols, information, Abbott HTLV III Antigen EIA kits, and other "materials" shall remain Abbott's sole property. and you agree not to use Materials for any purpose other than the study or give Materials to-any third party without Abbott's prior written permission. You further agree that you will assert no claim, patent or otherwise, to the Materials, their use. or manufacture. Your Abbott contact will be Sally Hojvat, of Abbott's Diagnostic Division, or whomever Abbott may designate.

2. Within thirty (30) days following completion of the Study, you will furnish Abbott with a written report, in such detail as Abbott may specify, setting forth the results of the Study, and including all of the data generated by the Study. Such report and data shall be the sole property of Abbott.

3. It is understood and agreed that Abbott, in contracting for your services hereunder, is contracting for the services of Dr. Friedman - Kien, who will be personally responsible for your activities under this Agreement. If such personal services are not available for any reason, Abbott may terminate this Agreement immediately without any further liability.

Dr. Friedman - Kien
July 14, 1986
Page Two


4. During the course of the Study, you agree that you will provide assay results and patient histories where possible on the number of specimens previously agreed to which will be assayed as per the protocol These specimens will represent surplus specimens only, from patients or subjects... in an ongoing program. Specimens must not be taken specifically for the purpose of evaluating the Abbott HTLV III Antigen EIA

5. At full consideration for your services hereunder and for your agreement to the terms and conditions hereof, Abbott agrees to pay you twenty dollars ($20.00) per specimen, not to exceed a total of fifteen thousand dollars ($15,000.00), payable within forty-five (45) days following completion of the Study.

6. During the term of this Agreement and thereafter, you will exercise due care to prevent the unauthorized disclosure of Confidential InformationConfidential Information shall include all information concerning Abbott disclosed to you by Abbott or developed as a result of conducting the Study and all Materials provided hereunder, except any portion thereof which:

         a. is known to you before receipt thereof under this Agreement, as evidenced by your written records;

         b. is disclosed to you after acceptance of this Agreement by a third person who ha's a right to make such disclosure; or

         c. is or becomes part of the public domain through no fault of yours.

                 Further, during the term of this Agreement and thereafter. you shall not use Confidential Information or Materials for any purpose other than that indicated in this Agreement without Abbott's prior written approval.

7. You agree not to use the name of Abbott in any publicity or advertising without Abbott's prior written approval.

8. You will be free to publish the results of the Study, but with due regard to the protection of Confidential Information. For that purpose, you agree to provide Abbott with a copy of any proposed publication relating to the results of the Study at least sixty (60) days prior to submission thereof for publication. You further agree not to submit any such proposed publication without Abbott's prior written approval, which approval shall not be unreasonably withheld.

Dr. Friedman - Kien
July 14. 1986
Page Three


9. Any information, inventions or discoveries (whether patentable or not), innovations, suggestions, ideas and reports, made or developed by you as a result of conducting the Study shall be promptly disclosed to Abbott. and shall be the sole property of Abbott. You agree, upon Abbott's request and at Abbott's expense, to execute such suc documents and to take such other actions as Abbott deems necessary or appropriate to obtain patents in Abbott's name covering any of the foregoing.

10. You agree not to disclose to Abbott any information which is proprietary to a third party.

11. You warrant and represent that the terms of this Agreement are not inconsistent with other contractual obligations you may have.

12. This Agreement shall be effective for the period beginning 07/21/86 and ending 12/21/86. Either party may terminate this Agreement without cause upon thirty (30) days prior written notice to the other party. Termination of this Agreement shall not affect any rights or obligations which have accrued prior thereto.

13. Your status under this Agreement is that of an independent contractor, and you have no authority to bind or act on behalf of Abbott. You may not assign this Agreement to any third party, and any attempted assignment shall be null and void.

14. This Agreement contains our entire understanding with respect to the matters herein contained, and supersedes all previous agreements and undertakings with respect thereto. This Agreement may be modified only by written agreement signed by the parties.

15. This Agreement shall be governed by and construed In accordance with the laws of the State of Illinois.

If the foregoing terms and conditions are acceptable, please sign and date the enclosed copy of this letter In the space provided below, and return it to Sally Hojvat.

Very truly yours,

ABBOTT LABORATORIES                         ACCEPTED:


/s/ WILLIAM STALL                          /s/ A.E. FRIEDMAN - KIEN
-------------------------------            ------------------------------
William Stall                                    Dr. Friedman - Kien
Manager, Hepatitis/AIDS
Quality and Scientific Support             Date of Acceptance:

                                                                    APPENDIX III





                                   AGREEMENT

                                    BETWEEN

                        HOME OFFICE REFERENCE LABORATORY

                                      AND

                              NEW YORK UNIVERSITY

                                                                        NYU/HORL
                                                                      11 /I 6/89


                                   I N D E X



Section  1.           Definitions                                       page  2

Section  2.           Effective Date                                    page  4

Section  3.           Performance of the NYU Research Project           page  4

Section  4.           Funding of the NYU Research Project               page  5

Section  5.           Immunity from Claims of Infringement
                        by NYU                                          page  6

Section  6.           Payments for Immunity                             page  7

Section  7.           Commercialization                                 page 10

Section  8.           Conversion to Non-Exclusive Immunity              page 11

Section  9.           Patents and Patent Applications                   page 12

Section  10.          Infringement of NYU Patents
                                     by Third Parties                   page 13

Section  11.          Warranties by NYU                                 page 16

Section  12.          Tern, and Termination                             page 16

Section  13.          Liability and Indemnification                     page 18

Section  14.          Publication                                       page 19

Section  15.          Confidential Information                          page 20

Section  16.          Representations and Covenants by Corporation      page 21

Section  17.          No Assignment                                     page 22

Section  18.          Use of Name                                       page 22

Section  19.          Miscellaneous                                     page 23

                                   AGREEMENT


         This Agreement, made and effective as of ___________________, 198__, ("the Effective Date") is by and between:

         NEW YORK UNIVERSITY a corporation organized and existing under the laws of the State of New York and having a place of business at 550 First Avenue, New York, New York 10016 (hereinafter "NYU")

                                      AND

         HOME OFFICE REFERENCE LABORATORY a corporation organized and existing under the laws of the State of Delaware having its principal office at 10310 West 84th Terrace, Lenaxa, Kansas 66214 (hereinafter "HORL").

                                    RECITALS

         WHEREAS, Drs. Alvin Friedman-Kien, Yunzhen Cao, and William Borkowsky of NYU have made certain inventions relating to methods and/or assays for the detection of HIV antibodies in urine, which inventions have been assigned to NYU, all as more particularly described in U.S. Patent no. 4,865,966, granted on September 12, 1989, and a pending U.S. Patent Application no. 204,871 filed on June 10, 1988 ("the C.I.P. Application") and counterpart foreign patent application assigned to NYU, identified in annexed Appendix I forming an integral PART hereof;

         WHEREAS, NYU desires to conduct further research with respect to detection of HIV antibodies in urine, with the hope of making advances in the detection and prevention of the Acquired Immune Deficiency Syndrome ("A I DS" all as more fully described with respect to the NYU Research Project (as hereinafter defined);

         WHEREAS, HORL is prepared to sponsor the NYU Research Project (as hereinafter described);

         WHEREAS, subject to the terms and conditions hereinafter set forth, NYU is willing to grant to HORL and HORL is willing to accept from NYU an assurance of immunity from infringement claims by NYU against HORL with respect to HORL's use and practice of the inventions described in the NYU Patents (as hereinafter defined);

         NOW, THEREFORE, IT IS HEREBY DECLARED AND AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.       Definitions

         Whenever used in this Agreement, the following terms shall have the following meanings:

         a. "NYU Research Project" shall mean the investigations during the Research Period (as hereinafter defined) with respect to methods and/or assays for the detection of HIV antibodies in urine under the supervision of Dr. Alvin Friedman-Kien (hereinafter "the NYU Scientist") at NYU in accordance with the research program described in annexed Appendix II which forms an integral part hereof.

         b. "NYU Research Period" shall mean the three year period commenting upon January 1, 1990 and concluding on December 31, l992.

         c. "NYU Patents" shall mean all United States and foreign patents and patent applications, and any divisions, continuations', in whole or in part, reissues, renewals and extensions thereof, and pending applications therefor:

                 (1)      which are identified on annexed Appendix I; and

                 (2) any such patents and patent applications which claim improvements to the patents and patent applications described in Appendix I and which are conceived and reduced to practice, by students or employees of NYU during the term and in the course of the NYU Research Project.

         d. "HORL Corporation Entities" shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, HORL; control means the holding of fifty percent (50%) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.

         e. "Test" shall mean a test of a urine sample of an individual to. assay HIV antibodies in urine for use in the insurance testing field and which is covered by a claim of any unexpired NYU Patent which has not been disclaimed, or held invalid by a court of competent jurisdiction (from which no appeal can be taken).

         f. "Calendar year 1. shall mean the consecutive period of twelve months commencing on January I of each year and ending on December 31 of such year.

2.       Effective Date

         This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until terminated in accordance with
         Section 12 hereof.

3.       Performance of the NYU Research Project

         a.      In consideration of the sums to be paid to NYU as set forth in
                 Section 4 below, NYU undertakes to perform the NYU Research Project at NYU under the supervision of the NYU Scientist during the the Research Period. If, during the Research Period the NYU Scientist shall cease to supervise the NYU Research Project, then NYU shall endeavor to find from among the scientists of NYU a scientist or scientists acceptable to HORL to continue the supervision of the NYU Research Project in place of the NYU Scientist. Nothing herein contained, however, shall be deemed to impose an obligation on NYU to find a replacement for the NYU Scientist.

         b. Nothing contained in this Agreement shall be construed as a warranty on the part of NYU that any results or inventions will be acnieved by the NYU Research Project, or that the NYU Patents and/or any other results or inventions achieved by the

                 NYU Research Project, if any, are or will be commercially exploitable and furthermore, NYU makes no warranties whatsoever as to the commercial or scientific value of the NYU Patents and/or as to any results which may be achieved in the NYU Research Project.

         c. Within sixty (60) days after the end of each half-year of the Research Period, NYU shall prepare a written report summarizing the results of the work conducted on the NYU Research Project during the preceding half-year.

         d. NYU will have full authority and responsibility for the NYU Research Project. All students and employees of NYU who work on the NYU Research Project will do so as employees or students of NYU, and not as employees of HORL.

         e. All right, title and interest, in and to any results or inventions achieved by the NYU Research Project, and in and to any drawings, plans, diagrams, specifications, and other documents containing any such results or inventions shall vest solely in NYU.

4.       Funding of the NYU Research Project

         a. As compensation to NYU for the performance of the NYU Research Project during the Research Period, HORL will pay NYU a total of one million one hundred and seventy five thousand dollars ($1,175,000) according to the following schedule:

                 (1) Upon the Effective date of this Agreement, HORL shall pay to NYU three hundred ninety-one thousand six hundred sixty seven dollars ($391,667.00).

                 (2) On January 1, 1991, HORL shall pay to NYU three Hundred ninety-one thousand six hundred sixty-seven dollars ($391,667.00).

                 (3) On January 1, 1992, HORL shall pay to NYU three hundred ninety-one thousand six hundred sixty-six dollars ($391,666.00).

         b. Nothing in this Agreement shall be interpreted to prohibit NYU (or the NYU Scientist) from obtaining additional financing or research grants for the NYU Research Project from third parties including government agencies, which grants or financing may render ell or part of the NYU Research Project and the results thereof subject to the patent rights of the U.S. government and its agencies, as set forth 'IN Title 35 U.S.C. Section 200 et seq, or subject to the patent policies of such third parties.

5.       Immunity from Claims of Infringement by NYU

         a. Subject to the terms and conditions hereinafter set forth, NYU hereby grants to HORL and HORL Corporation Entities immunity from claims of infringement of tne NYU Patents which, but for the provisions of this Section 5, could lawfully be brought by NYU ("Immunity"). The Immunity shall be exclusive with respect to testing for insurance purposes and NYU shall not grant

                 Immunity or a license to practice the NYU Patents to any other person, company, or entity which provides testing services for insurance purposes during the term of this Agreement except as provided in Section 6. hereof.

         b. The Immunity granted to HORL in Section 5.a. hereof shall remain in force, if not previously terminated under the terms of this Agreement, until the expiration date of the last to expire of the NYU Patents.

         c. Upon the written request of HORL, NYU shall extend the Immunity to providers of Test kits which provide such kits exclusively for HORL or for HORL Corporation Entities.

6.       Payments for Immunity

         a. In consideration for the grant of immunity hereunder, HORL shall pay to NYU

                 (1) on the Effective Date, One Hundrea seventy-five thousand dollars ($175,000.00) as reimbursement for patenting costs and legal expenses incurred by NYU with respect I to the NYU Patents; and

                 (2) a royalty for each Test performed by HORL and/or HORL Corporation Entities, calculated upon the annual total number of such Tests performed in each calendar year, in accordance with the following schedule:

             Tests performed in                Royalty Payment
                Calendar Year                     per lest
             ------------------                ---------------
                  0  -    500,000                  $ 0.50

            500,001  -  1,500,000                  $ 0.35

          1,500,001  -  2,500,000                  $ 0.30
          2,500,001  -  5,000,000                  $ 0.25
          5,000,001 and over                       $ 0.20

          b. For the purpose of computing the royalties due to NYU hereunder, each calendar year shall be divided into four quarters, ending on March 31, June 30, September 30 and December 31. HORL shall, within thirty (30) days from the end of each quarter in each calendar year during the term of this Agreement, submit to NYU a full and detailed report of royalties due to NYU under the terms of this Agreement for the preceding quarter (hereinafter "the Quarterly Report"), setting forth the numbers of Tests performed by HORL and HORL Corporation Entities upon which such royalties are computed. If no royalties are due, a statement shall be sent to NYU stating such fact. The full amount of any royalties due to NYU for the preceding part of the year shall accompany each such report. HORL shall keep and shall cause HORL Corporation Entities to keep for a period of at least six (6) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NYU from HORL pursuant to the terms of this Agreement.

          c. Within thirty (30) days after the end of each calendar year, commencing with the calendar year ending December 31, 1990, HORL shall furnish NYU with a report (hereinafter "the Annual Report"), verified BY an independent certified public accountant, relating to the royalties due to NYU pursuant to this Agreement in respect of the calendar year covered by the said report and containing the same details as those specified in subsection b. above in respect of the Quarterly Report.

          d. On reasonable notice and during regular business hours, NYU or the authorized representative of NYU shall each have the right to inspect the books of accounts, records and other relevant documentation of HORL or of HORL Corporation Entities insofar as they relate to the Tests, in order to ascertain or verify the amount of royalties due to NYU hereunder, and the accuracy of the information provided to NYU in the aforementioned reports.

          e. Beginning on January 1, 1990 and continuing thereafter until this Agreement shall terminate or expire, HORL agrees that if the total royalties paid to NYU under subsection 6.a. (2) nereof do not amount to two hundred thousand dollars ($200,000) for the first calendar year and two hundred fifty thousand dollars ($250,000) for every calendar year thereafter,

                 HORL will pay to NYU within thirty days after the end of each such calendar year, as additional royalty:

                 (1) for the first calendar year, the difference between the amount of the total royalties paid to NYU by HORL in the first calendar year and two hundred thousand dollars ($200,000), failing which, NYU shall have the right solely at its election, upon written notice to HORL, to terminate this Agreement; and

                 (2) for the second calendar year and each calendar year thereafter, the difference between the amount of the total royalties paid to NYU by HORL in such calendar year and two hundred fifty thousand dollars ($250,000), failing which, NYU shall have the right solely at its election, upon written notice to HORL, to terminate this Agreement.

7.        Commercialization

          a. HORL undertakes to begin the regular commercial use and marketing of Tests for the life insurance testing field during the first half of 1990, and thereafter during the remainder of the term of this Agreement to continue such use and marketing diligently.

          b. In the event that a person, corporation or entity which provides tests exclusively for HORL or for HORL Corporation Entities or a person, corporation or entity acting pursuant to written agreement with NYU undertakes to obtain approval in the United States of America of the Food and Drug Administration ("FDA") for use and marketing of Tests, HORL shall cooperate fully at the written request of NYU, with such person, corporation or entity, including by providing results of efficacy and clinical tests, studies and other activities if any, undertaken by HORL and HORL Corporation Entities with respect to Tests.

8.       conversion to Non-Exclusive Immunity

         a. In the event that the total Tests performed during the last quarter of 1992 by HORL and HORL Corporation Entities, as reported on the report due to NYU on January 30, 1993, does not equal or exceed one million Tests or in the event that, after such date, the total Tests performed by HORL and HORL Corporation Entities, as reported to NYU on a quarterly basis does not equal or exceed four million Tests for a calendar year, NYU shall have the right to grant Immunity or a license to third parties providing testing for insurance purposes, provided that the terms of granting such Immunity or a license to such third party shall De no more favorable to such third party than the terms of this Agreement are to HORL.

         b. In the event NYU exercises the right to grant Immunity or a license to a third party providing testing for insurance purposes as described in Section 8.a., NYU shall pay to HORL fifty percent (50%) of the net royalties and fees (after deduction of all costs and expenses, including reasonable attorneys' fees, incurred by NYU in negotiating and concluding such agreement with such third party) paid to NYU by such third party in consideration of such Immunity or license.

9.       Patents and Patent Applications

         a. NYU will promptly disclose to HORL in writing any inventions which may constitute potential NYU Patents.

         b. At the initiative of HORL or NYU, the parties shall consult with each other regarding the filing of patent applications in respect of any inventions which constitute potential NYU patents, including but without limitation, the timing of the filing of such applications, the jurisdiction within which foreign counterparts of such applications should be filed and other details pertaining to the prosecution and maintenance of patent rights.

         c. NYU will file, prosecute and maintain through patent counsel selected by NYU, patent applications on any inventions which constitute potential NYU Patents, and selected for patenting by HORL pursuant to this Section 9 by written notice to NYU.

         d. NYU and HORL shall assist, and cause their respective employees and consultants to assist each other, in assembling inventorship information and data for the filing and prosecution of patent applications on inventions which constitute potential NYU Patents. The-scope, content and inventorship of such patent applications, and the prosecution thereof, will be determined by NYU after consultation with

                 HORL as set forth in Section 9.b. hereof.

         e. All NYU Patents selected for patenting by HORL pursuant to this Section 9 shall be filed, prosecuted and maintained by NYU at the expense of HORL. Against the submission of invoices, HORL shall reimburse NYU for all costs and fees incurred by NYU during the tern, of this Agreement, in connection with the preparation, filing, maintenance and prosecution of the NYU Patents selected for patenting by HORL.

         f. If at any time during the term of this Agreement HORL decides that it is undesirable, as to one or more countries, to prosecute or maintain any patents or patent applications selected for patenting by HORL pursuant to this Section 9, it shall give prompt written notice thereof to NYU, and upon receipt of such notice HORL shall be released from its obligations to bear all of the expenses to be incurred thereafter as to such countries in conjunction with such patent(s) or patent applications.

10.       Infringement of NYU Patents by Third Parties

          a. In the event a party to this Agreement acquires information that a third party is infringing one or more of the NYU Patents by using or marketing tests for insurance purposes, the party acquiring such information shall promptly notify the other party to this Agreement in writing of such infringement setting forth in specific detail the name of the infringers and the nature of the infringement. In such event, HORL shall be entitled to request NYU to initiate suit for discontinuance of said infringement, provided that such request is made in writing by HORL and also provided that HORL submits evidence reasonably acceptable to NYU of such infringement. Within 60 days after receipt of such written request and evidence reasonably acceptable to NYU of such infringement, NYU shall commence suit for discontinuance of said infringement. NYU and HORL shall jointly select legal counsel. NYU shall manage the conduct of litigation, in consultation with HORL, giving consideration to HORL's preferences in such matters. The expenses of such suit(s) that HORL requests NYU to bring, including any expenses of NYU incurred in conjunction with the prosecution of such suit(s) or the settlement thereof, shall be paid for entirely by HORL and HORL shall hold NYU free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys fees necessarily involved in the prosecution of any such suit(s), provided, however, that HORL shall have the right to deduct such costs and expenses from royalties as provided in Section 10.b. hereof. NYU shall not compromise or settle such litigation Without the prior written consent of HORL, which shall not be unreasonably withheld.

         b. in the event HORL exercises the right to request NYU to sue herein conferred, it shall have the right to deduct from royalties otherwise payable to NYU all costs and expenses of every kind and character, including attorneys' fees, necessarily involved in the prosecution of any such suit, and paid by HORL, provided that such deductions shall not at any time exceed fifty percent (50%) of the royalties payable to NYU on each payment date.

         c. Any sums recovered in such suit or settlement thereof shall be disbursed as follows and in the following order:

                 (1) NYU shall be repaid any sums which were deducted from royalties otherwise payable to NYU pursuant to subsection b. above.

                 (2) HORL shall be reimbursed for sums paid by HORL for costs and expenses of litigation which had not previously been deducted from royalties otherwise payable to NYU.

                 (3) Any remaining balance shall be divided equally between NYU and HORL.

         d. HORL agrees to cooperate fully with NYU at NYU's request, including by giving testimony and producing documents lawfully requested in the course of a suit prosecuted by NYU for infringement of the NYU Patents. All reasonable expenses (including attorneys' fees) incurred by HORL in connection with such cooperation shall be an expense of litigation and may be deducted from royalties as provided in subsection b. above.

11.      Warranties by NYU

         a. NYU has disclosed to HORL that Abbott Laboratories, Inc. (hereinafter "Abbott") has asserted a claim of rights with respect to NYU Patents. Subject to the claim of rights in the NYU Patents which has been claimed by Abbott and which NYU has disclosed to HORL, NYU warrants that NYU owns all rights and title to the NYU Patents free and clear of any claim by a third party and that NYU has all requisite authority to enter into this Agreement.

         b. Nothing herein contained shall be deemed to be a warranty by NYU that

                 i) NYU can or will be able to obtain any patent or patents on any patent application or applications in the NYU Patents or any portion thereof, or that any of the NYU Patents will afford adequate or commercially worthwhile protection, or

                 ii) that the manufacture, use, practice or sale of any element of the NYU Patents will not infringe any patent(s) of a third party.

12.      Term and Termination

         a. This Agreement shall commence upon the effective Date and, unless terminated pursuant to this Section 12 or Section 6.e., hereof, shall expire on the expiration of the last to expire NYU Patents.

        b. Upon expiration of the NYU Research Period, HORL may terminate this Agreement effective on February 1 of any calendar year by giving sixty (60) days prior written notice to NYU of such intended termination.

        C. At any time prior to expiration either party may terminate this Agreement for cause. Cause for termination of this Agreement shall be deemed to exist when there has been a material breach by either party of any of the terms of this Agreement, and when the breaching party has failed to cure such breach within sixty (60) days after receipt of written notice thereof from the non-breaching party.

        d. NYU may, upon giving written notice of termination, immediately terminate this Agreement upon receipt of notice that HORL has become insolvent or has suspended business or has filed a voluntary petition or has filed an answer admitting the jurisdiction of the U.S. Bankruptcy Court in the material allegations of, or has consented to, an involuntary petition purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or has made an assignment for the benefit of creditors or has applied for or consented to the appointment of a receiver or trustee of a substantial part of its property.

        e. Any amount payable hereunder by one of the parties to the other, which has not been paid by its due date of payment shall bear interest from its due date of payment until the date of actual payment, at the rate of two percent (2%) per annum in excess of the Prime Rate prevailing at the Citibank, Inc., New York, New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether under terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

        f. After termination of this Agreement for any reason, NYU shall be entitled to assert claims of infringement of the NYU Patents against HORL and/or HORL Corporation Entities for any use or practice of the NYU Patents by HORL and HORL Corporation Entities after the date of such termination.

        g. Termination of this Agreement shall not relieve the parties of any obligation occurring prior to such termination.

        h. Sections 13 and 15 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

13.     Liability and Indemnification

        a. HORL shall, at all times during the term of this Agreement and thereafter, defend, indemnify and hold harmless NYU and its trustees, officers, agents, employees, faculty and students from and against any and all liability, loss, damages and expenses (including attorneys' fees), they may suffer as the result of claims, demands, costs or judgments which may be made or instituted against them or any of them arising out of the performance of the Tests by HORL and/or HORL Corporation Entities, or out of any representation made by HORL pursuant to
               Section 16 of this Agreement. HORL's obligation to defend, indemnify and hold harmless shall include, but not be limited to, claims, demands, costs or judgments, whether for money damages or equitable relief.

        b. NYU agrees to notify HORL as soon as NYU becomes aware of a claim or action for which indemnification may be sought pursuant to this Section 13. At NYU's request, HORL shall provide attorneys to defend against any claim or action with respect to the subject of indemnity contained herein, whether or not such claims are rightfully brought or filed.

14.     Publication

        a. Prior to submission of publication of a manuscript describing the results of any aspect of the NYU Research Project, NYU shall send HORL a copy of the manuscript to be submitted, and shall allow HORL 30 days from the date of mailing to determine whether the manuscript contains such subject matter for which patent protection should be sought prior to publication of such manuscript, for the purpose of protecting an invention which may constitute NYU Patents. Should HORL believe the subject matter of the manuscript contains a patentable invention, then prior to the expiration of 30 days from the mailing date of such manuscript to HORL by NYU, HORL shall give written notification to NYU of

               i) its determination that such manuscript contains patentable subject matter for which patent protection should be sought, and

               ii) the countries in which such patent protection should be sought.

        b. After the expiration of 30 days from the date of mailing such manuscript to HORL, unless NYU has received the written notice specified above from HORL, NYU shall be free to submit such manuscript for publication to publish the disclosed research results in any manner consistent with academic standards.

        C. Upon receipt of such written notice from HORL, NYU will thereafter delay submission of the manuscript for an additional period of up to 60 days to permit preparation and filing of U.S. patent application by NYU on the subject matter to be disclosed in such manuscript. After expiration of such 60-day period, or the filing of a patent application on each such invention, whichever shall occur first, NYU shall be free to submit the manuscript and to publish the disclosed results.

15.     Confidential Information

        a. Unless otherwise required by applicable law or regulations, HORL and NYU shall maintain, in confidence, the terms of this Agreement. Except as provided in Section 15.b. below, HORL shall maintain any and all of the results or inventions achieved by the NYU Research Project and the NYU Patents in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of NYU to said release or disclosure. This obligation of confidentiality shall not apply to any component of the results or inventions achieved by the NYU Research Project and the NYU Patents which is part of the public domain prior to the Effective Date of this Agreement or which becomes a part of the public domain not due to some unauthorized act by or omission of HORL after the Effective Date of this Agreement or which is disclosed to HORL by a third party who has the right to make such disclosure.

        b. The provisions of Section 15.a. notwithstanding, HORL may disclose the results or inventions achieved by the NYU Research Project and the NYU Patents in confidence to third parties who need to know the same in order to secure regulatory approval for the Tests.

16.     Representation and Covenants by HORL

        HORL hereby represents and warrants to NYU as follows:

        a. HORL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. HORL has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of HORL.

        b. There is no pending or threatened litigation involving HORL which would have any effect on this Agreement or on HORL's ability to perform its obligations hereunder.

        C. There is no indenture, contract, or agreement to which HORL is a party or by which HORL is bound which prohibits or would prohibit the execution and delivery by HORL of this Agreement or the performance or observance by HORL of any term or condition of this Agreement.

17.     No Assignment

        Subject to the terms of this Agreement, HORL shall not have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of NYU or such assignment, which shall not be unreasonably withheld.

18. Use of Name.

        Without the prior written consent of NYU, HORL shall not use the name of NYU or of any NYU staff member, employee or student, or any adaptation thereof;

               i)   in any advertising, promotional or sales literature;

               ii) in connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case HORL may make factual statements concerning the Agreement or file copies of the Agreement after providing NYU with an opportunity to comment and reasonable time within which to do so on such statement in draft.

        Except as provided herein, neither NYU or HORL will issue public announcements about this Agreement or the status or existence of the NYU Research Project without prior written approval of the other party.

19.     Miscellaneous.

        a. In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations.

        b. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

        c. This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the State of New York.

        d. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

         To NYU:    New York University Medical Center
                    550 First Avenue
                    New York, NY   10016

                    Attention:          Isaac T. Kohlberg, Esq.
                                        Vice President for
                                        Industrial Liaison


                                        and

                    Office of Legal Counsel
                    New York University
                    Bobst Library
                    70 Washington Square South
                    New York, NY 10012

                    Attention:          Annette B. Johnson, Esq.
                                        Associate General Counsel


         To HORL:    Home Office Reference Laboratory
                     10310 West 84th Terrace
                     Lenaxa, Kansas 66214

                     Attention:         Kenneth A. Stelzer
                                        President and Chief
                                        Executive Officer

                                        and

                     Hillix, Brewer, Hoffhaus, Whittaker
                          & Hormer, Esqs.
                     27th Floor
                     Commerce Towers
                     P.O. Box 13367
                     Kansas City, Missouri 64199-3367

                     Attention:         R. Dennis Wright, Esq.

or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed to have been received by the addressee on the date of delivery or fourteen (14) days after having been sent by registered mail.

e. This Agreement (and the annexed Appendices) constitute the entire Agreement between the parties, and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between HORL and NYU.

f. No waiver by either party of any non-performance or violation by the other party of any of the convenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

g. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

h. It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.
                                         NEW YORK UNIVERSITY

                                       By: /s/ Isaac T. Kohlberg
                                           -------------------------
                                           Isaac T. Kohlberg

Witnessed By:                       Title:  Vice President for
                                            Industrial Liaison

/s/ Annette Johnson                  Date: November 17th, 1989
-----------------------------              ------------------------

                                         HOME OFFICE REFERENCE LABORATORY, INC.

                                       By: /s/ Kenneth A. Stelzer
                                           -------------------------
                                           Kenneth A. Stelzer
Witnessed By:
                                    Title: President and Chief Executive Officer


/s/ [illegible]                     Date: November 15, 1989
-----------------------------             --------------------------

                                         [Home Office Reference
                                         Laboratory, Inc. Corporate Seal]

4/8/92

                               FIRST AMENDMENT TO
                                    NYU/HORL
                                    AGREEMENT

        This Agreement, effective as of November 15, 1989 ("the Effective Date"), is by and between NEW YORK UNIVERSITY, a corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York 10012 (hereinafter "NYU") and HOME OFFICE REFERENCE LABORATORY a corporation organized and existing under the laws of the State of Delaware having its principal offices at 10310 West 84th Terrace, Lenaxa, Kansas 66214 (hereinafter "HORL").

                                    RECITALS

        WHEREAS, NYU and HORL have entered into an agreement, effective November 15, 1989 ("the Agreement") concerning a research project and rights to certain intellectual property including certain intellectual property owned by NYU and invented by Drs. Alvin Friedman-Kien, Yunzhen Cao, and William Borowsky relating to methods and/or assays for the detection of HIV antibodies in urine and identified in Appendix I of the Agreement ("the Pre-Existing Inventions", as term is defined in the Agreement); and

        WHEREAS, NYU and HORL desire to modify the Agreement with respect to the Pre-Existing Inventions:

         NOW, THEREFORE, the Agreement is hereby modified pursuant to Section 19(e) therein to amend Subsection 6e. as follows:

1.      Section 6e. shall now read:

        "Beginning on January 1, 1990 and continuing thereafter until this Agreement shall terminate or expire, HORL agrees that if the total royalties paid to NYU under subsection 6.a. (2) hereof do not amount to two hundred thousand dollars ($200,000) for each of the first, second and third calendar years and two hundred fifty thousand dollars ($250,000) for every calendar year thereafter, HORL will pay to NYU within thirty days after the end of each such calendar year, as additional royalty:

        (1) for each of the first, second and third calendar years, the difference between the amount of the total royalties paid to NYU by HORL in each of the first, second and third calendar years and two hundred thousand dollars ($200,000), failing which, NYU shall have the right solely at its election, upon written notice to HORL, to terminate this Agreement; and

        (2) for the fourth calendar year and each calendar year thereafter, the difference between the amount of the total royalties paid to NYU by HORL in such calendar year and two hundred fifty thousand dollars ($250,000), failing which, NYU shall have the right solely at its election, upon written notice to HORL, to terminate this Agreement.

         Any term not defined herein is intended to have the meaning defined in the Agreement. All Section numbers and Appendices herein refer to that Agreement.


NEW YORK UNIVERSITY                    HOME OFFICE REFERENCE LABORATORY

By: /s/ Issac T. Kohlberg              By: /s/ Kenneth A. Stelzer
   --------------------------             ---------------------------
        Isaac T. Kohlberg                       Kenneth A. Stelzer
        Vice President for                      President and Chief Executive
         Industrial Liaison                      Officer


Date:   4/8/92                               Date:  4/24/92
     ------------                                 -----------